Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

DIAGNA RADIOLOGY, LLC

THE MEMBERS OF DIAGNA RADIOLOGY, LLC,

MONTE ZARLINGO, M.D.,

and

VIRTUAL RADIOLOGIC CORPORATION

dated as of April 14, 2008

i

ii

ANNEX I – Members of the Company

ANNEX II – Adjusted Working Capital Benchmark Calculation

ANNEX III – 2009 Earn-Out Payment

ANNEX IV – 2010 Earn-Out Payment

EXHIBIT A –Diagna Radiologists

EXHIBIT B – Escrow Agreement

iii

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 14, 2008, by and among, Diagna Radiology, LLC, a Delaware limited liability company (the “Company”), the members of the Company set forth on Annex I hereto (the “Sellers”), Monte Zarlingo, M.D. (“Zarlingo”), as the Sellers’ Representative, and Virtual Radiologic Corporation, a Delaware corporation (the “Purchaser”).

RECITALS

The Sellers own all the issued and outstanding membership interests (the “Membership Interests”) of the Company.

The Company is engaged in the business of providing remote diagnostic image interpretation, or teleradiology, services (the “Business”).

This Agreement contemplates a transaction in which the Sellers will sell to the Purchaser all of the issued and outstanding Membership Interests on the terms and subject to the conditions set forth in this Agreement in exchange for cash.

The Sellers have requested that the Sellers’ Representative act as a representative of the Sellers under this Agreement and the other agreements and documents contemplated hereby, and the Sellers’ Representative has agreed to act in such capacity.

AGREEMENTS

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                                Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjusted Working Capital” means, with respect to the Company, the net book value of those current assets of the Company that are included in the line item categories of current assets specifically identified on Annex II hereto, less the net book value of the line item categories of current liabilities specifically identified on Annex II hereto, including the Change of Control Payments, in each case as of the close of business on the Closing Date and determined in accordance with GAAP applied on a basis consistent with that used in calculating the Adjusted Working Capital Benchmark as set forth on Annex II; provided, however, that the Provident Fee, attorneys’ fees, any Change of Control Escrow Cash and any other amounts paid by the Company and/or the Sellers at the Closing out of the proceeds of the Initial Purchase Price pursuant to Section 2.02 shall not be recognized in the calculation of either the Adjusted Working Capital or the Adjusted Working Capital Benchmark.

“Adjusted Working Capital Benchmark” means one dollar ($1), calculated as set forth on Annex II hereto.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliated Medical Practice” means each of Virtual Radiologic Professionals, LLC, a Delaware limited liability company (“VR Professionals”), Virtual Radiologic Professionals of California, P.A., Virtual Radiologic Professionals of Illinois, S.C., Virtual Radiologic Professionals of Michigan, P.C., Virtual Radiologic Professionals of Minnesota, P.A., Virtual Radiologic Professionals of New York, P.A., and Virtual Radiologic Professionals of Texas, P.A., together with any other current or future Subsidiary of Purchaser or any of the foregoing entities and any physician-owned medical practice with which Purchaser or any of the foregoing may contract for the provision of professional medical or practice management services in the future.

“Ancillary Agreements” means the Executive Services Agreement, the Independent Physician Agreement, the Escrow Agreement, the Release and Assumption Agreement (if executed and delivered pursuant to Section 7.02(l) below), and all other agreements and documents executed in connection herewith.

“Applicable Percentage” means with respect to each Seller the percentage set forth on Annex I hereto with respect to such Seller.

“Arbitrator” means the arbitrator(s) selected in accordance with the provisions of Section 11.01 hereof.

“Assets” means the assets and properties of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Minneapolis, Minnesota.

“Cap Amount” means Four Hundred Fifty Thousand Dollars ($450,000).

“Change of Control Payments” means, collectively, the payments due and payable by the Company at the Closing to the Persons and in the amounts set forth on Section 1.01(a) of the Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential information concerning the Business or the Company.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession,

directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covenant Period” means with respect to Zarlingo, five (5) years after the Closing Date, and with respect to the other Sellers, three (3) years after the Closing Date.

“Deductible Amount” means Sixty Thousand Dollars ($60,000).

“Diagna Compensation” means an amount, for the relevant Earn-Out Period, equal to (i) the average compensation per Study paid to Diagna Radiologists (i.e., the total compensation paid to all Diagna Radiologists divided by total Studies read by Diagna Radiologists for all customers of the Purchaser and the Affiliated Medical Practices (including Diagna Studies) during such Earn-Out Period) multiplied by (ii) the number of Diagna Studies read by all radiologists of the Purchaser and the Affiliated Medical Practices during such Earn-Out Period.

“Diagna Customers” means, collectively, (i) the customers of the Company as of the Closing Date and (ii) the prospective customers of the Company as agreed to in writing by the Purchaser and the Sellers’ Representative.

“Diagna Radiologists” means the radiologists currently performing teleradiology services for the Company including the employees and/or independent physicians of the Company set forth on Exhibit A hereto.

“Diagna Studies” means, collectively, all Studies ordered by Diagna Customers.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached as Exhibit B hereto.

“Escrow Cash” means Six Hundred Thousand Dollars ($600,000).

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment relating to pollution or protection of the environment.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, state, provincial, local or other government, governmental, regulatory or administrative authority, official, agency or commission, or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Profit” means gross revenue earned by Purchaser, the Company, or any Affiliated Medical Practice or any successors or assigns of any of the foregoing for any products or services provided to Diagna Customers, including without limitation fees for radiology interpretation services provided to Diagna Customers, coverage fees (such as surcharges or fee increases for holiday coverage or additional off-hour coverage), information technology service fees, and billing fees, less Diagna Compensation.

“False Claims Act Claim” means a claim for indemnification by a Purchaser Indemnified Party pursuant to Section 8.02(c) for Losses arising out of or resulting from a direct or indirect violation by the Company on or prior to the Closing Date of the False Claims Act.

“Hazardous Material” means any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“Health Care Laws” means any federal, state, provincial, local, or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) relating to individual physician licensure, medical practice licensure, medical practices acts and/or the corporate practice of medicine, and shall specifically include (i) the Health Insurance Portability and Accountability Act of 1996 and similar laws relating to protected health information, and (ii) the Federal False Claims Act (31 USC § 3729 et seq) (the “False Claims Act”).

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Sections 8.02 and 9.03 and the Purchaser pursuant to Section 8.03, as the case may be.

“Independent Accountant” means an independent certified public accounting firm of recognized national or regional standing which has not provided any services for the Company, Sellers, or Purchaser within the previous two years.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Sellers” or similar terms used in this Agreement means the actual (but not constructive or imputed) knowledge of each of the Sellers, in each case after reasonable investigation.

“Law” means any federal, state, provincial, local, or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Leased Real Property” means the real property leased by the Company as tenant together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (other than Health Care Laws), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Company that is materially adverse to the results of operations, financial condition, business or assets of the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchase Price Bank Account” means the bank account as the Sellers’ Representative may designate to the Purchaser by written notice.

“Reference Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2008.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Cap Amount” means Six Hundred Thousand Dollars ($600,000).

“Study” means a group of related Radiologic images and patient information necessary for a radiologist to provide an interpretative report.

“Subsidiary” means any corporation or other legal entity of which the Company owns, directly or indirectly, 50% or more of the outstanding common stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a taxing authority with respect to Taxes.

Section 1.02                                Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“2009 Earn-Out Payment”	2.03(d)
“2009 Earn-Out Period”	2.03(a)
“2009 Final Earn-Out Statement”	2.03(c)
“2010 Earn-Out Payment”	2.03(e)
“2010 Earn-Out Period”	2.03(a)
“2010 Final Earn-Out Statement”	2.03(c)
“Actual Adjusted Working Capital”	2.04(c)
“Actual Adjusted Working Capital Report”	2.04(c)
“Adjusted Working Capital Report”	2.04(a)
“Adjusted Working Capital Objection Notice”	2.04(d)
“Adjusted Working Capital Objection Period”	2.04(d)
“Agreement”	Recitals
“Audited Financial Statements”	4.04(c)
“Business”	Recitals
“Business Trade Secrets”	4.10(m)
“Change Fee”	7.02(l)
“Change of Control Escrow Cash”	2.02
“Closing”	2.05
“Closing Date”	2.05
“Closing Date Cash Consideration”	2.02
“Company”	Recitals
“Company Intellectual Property”	4.10(d)
“Company Registered Items”	4.10(e)
“Confidentiality Agreements”	4.10(i)
“Copyrights”	4.10(a)
“Davae Services Agreement”	7.02(l)
“Dispute Subject to Resolution”	11.01
“Earn-Out Objection Period”	2.03(b)
“Earn-Out Objection Notice”	2.03(b)

“Earn-Out Payments	2.03(f)
“Earn-Out Period”	2.03(a)
“Earn-Out Statement”	2.03(a)
“Employee”	6.11(a)
“Executive Services Agreement	7.02(c)
“ERISA”	4.12(a)
“ERISA Affiliate”	4.12(a)
“Estimated Adjusted Working Capital “	2.04(a)
“Estimated Adjusted Working Capital Report”	2.04(a)
“False Claims Act”	1.01
“Final Adjusted Working Capital”	2.04(e)
“Final Earn-Out Statement”	2.03(c)
“Financial Statements”	4.04(a)
“In-Bound Licenses”	4.10(c)
“Independent Physician Agreement”	7.02(d)
“Initial Purchase Price”	2.02
“Intellectual Property”	4.10(a)
“Intellectual Property Rights”	4.10(a)
“Interim Financial Statements”	4.04(a)
“Loss”	8.02
“Marks”	4.10(a)
“Material Contracts”	4.14(a)
“Membership Interest”	Recitals
“Misdirected Funds”	6.07
“Nondisclosure Agreements”	4.10(h)
“Notice of Breach”	11.01(a)
“Opt-Out Notifications”	4.10(n)
“Out-Bound Licenses”	4.10(c)
“Owned Intellectual Property”	4.10(b)
“Patents”	4.10(a)
“Permit”	4.08(b)
“Plans”	4.12(a)
“Pre-Closing Period”	10.01(a)
“Proprietary Information	4.10(a)
“Provident Fee”	3.05
“Purchase Price”	2.02
“Purchase Price Allocation”	9.08
“Purchaser”	Recitals
“Purchaser Benefit Plans”	6.11(c)
“Purchaser Indemnified Party”	8.02
“Release and Assumption Agreement”	7.02(l)
“Request for Mediation”	11.01(b)
“Response to Notice of Breach	11.01(a)
“Seller Indemnified Party”	8.03

“Sellers”	Recitals
“Seller Payment”	2.05
“Sellers’ Representative”	2.07
“Software”	4.10(a)
“Special Representations and Warranties”	8.01
“TA Agreement”	4.14(c)
“Third Party Claim”	8.05(b)
“VR Professionals”	1.02
“Work Product Agreements”	4.10(i)
“Zarlingo”	Recitals

Section 1.03           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

Section 2.01           Purchase and Sale of Membership Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Membership Interests.

Section 2.02           Purchase Price.  Each of the Sellers agree that at the Closing such Seller shall transfer, convey and deliver to the Purchaser free and clear of all Encumbrances, all right, title, and interest of such Seller in and to the Membership Interests owned by such Seller.  At the Closing, the Purchaser shall deliver to the Sellers, as consideration for the sale of the Membership Interests, Six Million Dollars ($6,000,000.00), as adjusted pursuant to Section 2.04(b) (the “Initial Purchase Price”).  Following the Closing, such Initial Purchase Price shall be subject to adjustment as provided in Sections 2.03 and 2.04 (the Initial Purchase Price, so adjusted, the “Purchase Price”).  At the Closing, the Initial Purchase Price shall be paid by Purchaser as follows:  (i) an amount equal to the Escrow Cash shall be deposited with the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement; (ii) if a Release and Assumption Agreement is not delivered on or prior to Closing in accordance with Section 7.02(l), an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Change of Control Escrow Cash”) shall be deposited with the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement; (iii) an amount equal to any brokers fees or commissions payable by the Company or Sellers and professional fees and expenses incurred by the Company or Sellers relating to the transaction contemplated by this Agreement to be paid by the Company that shall at such time remain unpaid shall be paid as directed by the Sellers prior to the Closing; and (iv) the balance of such Initial Purchase Price (the “Closing Date Cash Consideration”) shall be paid to the Sellers.  Closing Date Cash Consideration will be payable by wire transfer of immediately available funds to the Purchase Price Bank Account.  Subject to any amounts held back to fund future costs and expenses as may be agreed to among the Sellers, the Closing Date Cash Consideration shall be distributed by the Sellers’ Representative among the Sellers according to each such Seller’s Applicable Percentage of such Closing Date Cash Consideration.  The Purchaser agrees to deposit with the Escrow Agent at the Closing the Escrow Cash and the Change of Control Escrow Cash (if applicable) in cash payable by wire transfer or delivery of other immediately available funds (with the Escrow Cash consisting of that portion of the cash otherwise payable to each Seller based upon the Applicable Percentages) to be available to satisfy amounts owed by the Sellers to the Purchaser under this Agreement, if any, in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.03           Earn-Out.

(a)           As promptly as practicable after the first and second anniversaries of the last day of the calendar month that includes the Closing Date (each 12-month period immediately prior to each such date being herein referred to as an “Earn-Out Period,” the Earn-Out Period ending on such first anniversary being herein referred to as the “2009 Earn-Out Period” and the Earn-Out Period ending on such second anniversary being herein referred to as the “2010 Earn-Out Period”), but in no event later than thirty (30) Business Days thereafter, the Purchaser shall deliver to the Sellers’ Representative a certificate signed by the Chief Financial Officer or similar officer of the Purchaser setting forth the Gross Profit with respect to the Diagna Customers for the relevant Earn-Out Period (the “Earn-Out Statement”).  Each respective Earn-Out Statement shall be prepared based upon amounts used in preparation of the unaudited income statement of the Purchaser as of the last day of the appropriate Earn-Out Period, which such unaudited income statement shall be prepared in accordance with GAAP (as in effect on the Closing Date) applied consistently with the unaudited income statement of the Company for the period ending March 31, 2008.

(b)           Within thirty (30) days after receipt of each Earn-Out Statement (the “Earn-Out Objection Period”), the Sellers’ Representative by written notice to the Purchaser may object to any items shown thereon, setting forth in such notice (the “Earn-Out Objection Notice”) the Sellers’ Representative’s objection in reasonable detail and the Sellers’ Representative’s proposal or proposals with respect to the calculation of any items shown thereon.  Within twenty (20) days following timely delivery of the Earn-Out Objection Notice, the Purchaser and the Sellers’ Representative shall attempt, in good faith, to resolve all disputes between them concerning the Earn-Out Objection Notice.  If the Purchaser and the Sellers’ Representative cannot resolve such disputes within such twenty (20) day period, then all disagreements will be submitted for resolution to the Independent Accountant.  Promptly, but not later than twenty (20) days after the dispute has been submitted to the Independent Accountant, the Independent Accountant shall determine (based solely on presentations by the Sellers’ Representative and the Purchaser to the Independent Accountant, and not by independent review) only those items in dispute and will render its report as to its resolution of such terms and resulting calculations of the items set forth in such Earn-Out Statement.  In determining each disputed item, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such term claimed by either party.  For the purposes of the Independent Accountant’s calculation of the Gross Profit, the amounts to be included shall be the appropriate amounts from such Earn Out Statement as to items that are not in dispute, and the amounts determined by the Independent Accountant as to items from the Earn-Out Objection Notice that are submitted for resolution by the Independent Accountant.  The Sellers’ Representative and the Purchaser shall cooperate with the Independent Accountant in making its determination and such determination shall be conclusive and binding upon the parties hereto.  The costs and fees related to such determination by the Independent Accountant, including the costs relating to any negotiations with the Independent Accountant with respect to the terms and conditions of such Independent Accountant’s engagement, will be paid by the Purchaser and the Sellers on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Independent Accountant for resolution that ultimately are awarded to each of the Purchaser and the Sellers (e.g., if $100,000 is in dispute, and of that amount the Independent Accountant awards $75,000 to the Purchaser and $25,000 to the Sellers, then the Purchaser will be responsible for 25%, and the Sellers 75%, of the costs and fees of the Independent Accountant).

(c)           If the Sellers’ Representative does not deliver an Earn-Out Objection Notice during the Earn-Out Objection Period, then the Sellers shall be deemed to have accepted the Earn-Out Statement for the relevant Earn-Out Period.  The Earn-Out Statement, either (i) as accepted by the Sellers’ Representative pursuant to the preceding sentence, (ii) as agreed to by the Purchaser and the Sellers’ Representative, or (iii) as adjusted by the Independent Accountant pursuant to the Section 2.03(b), will be final and binding and will be referred to as the “Final Earn-Out Statement” for the relevant Earn-Out Period (the Final Earn-Out Statement for the 2009 Earn-Out Period being herein referred to as the “2009 Final Earn-Out Statement” and the Final Earn-Out Statement for the 2010 Earn-Out Period being herein referred to as the “2010 Final Earn-Out Statement”).

(d)           For the 2009 Earn-Out Period, within fifteen (15) days following the delivery of the 2009 Final Earn-Out Statement, the Purchaser will pay to the Sellers, as an adjustment to the Purchase Price, the amount, if any, payable based on the 2009 Gross Profit as set forth in the 2009 Final Earn-Out Statement determined in accordance with Annex III attached hereto (the “2009 Earn-Out Payment”).

(e)           For the 2010 Earn-Out Period, within fifteen (15) days following the delivery of the 2010 Final Earn-Out Statement, the Purchaser will pay to the Sellers, as an adjustment to the Purchase Price, the amount, if any, payable based on the 2010 Gross Profit as set forth in the 2010 Final Earn-Out Statement determined in accordance with Annex IV attached hereto (the “2010 Earn-Out Payment”).

(f)            All payments made to the Sellers by the Purchaser pursuant to Section 2.03(d) and Section 2.03(e) (collectively, the “Earn Out Payments”) shall be made by wire transfer of immediately available funds to the Purchase Price Bank Account (to be distributed by the Sellers’ Representative among the Sellers in accordance with each such Seller’s Applicable Percentage of such amount).

(g)           Notwithstanding anything else herein to the contrary, in no event shall the aggregate payments by the Purchaser pursuant to this Section 2.03 exceed a maximum of $1,100,000.00 for any Earn-Out Period or $2,200,000.00 in the aggregate for both Earn-Out Periods.

(h)           During the Earn-Out Objection Period and while any dispute that is the subject of an Earn-Out Objection Notice is pending, the Purchaser shall (i) provide to the Sellers’ Representative and his authorized representatives reasonable access during normal business hours to the books, records and employees of the Company, the Purchaser, and each Affiliated Medical Practice and (ii) cooperate with reasonable requests of the Sellers’ Representative and/or his authorized representatives with respect to information requested by them in connection with their review of the amounts set forth in the Earn-Out Statements (including, without limitation, by providing on a timely basis copies of the Purchaser’s work papers used in the calculation of the amounts set forth on the Earn-Out Statement).

(i)            Within fifteen (15) days after the end of each calendar month during the 2009 Earn-Out Period and the 2010 Earn-Out Period, Purchaser shall provide Sellers’  Representative with a statement showing a good faith estimate of (i) the amount of Gross Profit earned during the prior month and (ii) the cumulative Gross Profit earned during the applicable Earn-Out Period.  Such statement shall be provided for informational purposes only, and shall not be deemed an acknowledgment or admission of the accuracy of the calculations set forth thereon or otherwise be construed as a waiver of the Purchaser’s right to deliver an Earn-Out Statement that differs from such statement or the Sellers’ Representative’s right to object to the calculation of the amounts set forth in any Earn-Out Statement or any other rights of the Purchaser or the Sellers’ Representative.

Section 2.04           Adjustment to Purchase Price Based on Adjusted Working Capital.

(a)           Not earlier than three (3) days prior to the Closing Date, and prior to Closing, the Sellers’ Representative shall prepare and deliver to the Purchaser a report (the “Estimated Adjusted Working Capital Report”) showing in reasonable detail its computation of the Adjusted Working Capital estimated as of Closing Date and which, for the avoidance of doubt, shall give effect to any distributions of cash and cash equivalents that the Sellers will cause the Company to distribute to the Sellers prior to the Closing Date (the “Estimated Adjusted Working Capital”).  Each Seller covenants that the Estimated Adjusted Working Capital Report will be prepared in good faith by the Sellers’ Representative in accordance with GAAP applied on a basis consistent with that used in the preparation of the Adjusted Working Capital Benchmark.

(b)           At the Closing, the Initial Purchase Price shall be subject to an adjustment, if any, as follows:  (i) if the Estimated Adjusted Working Capital is greater than the Adjusted Working Capital Benchmark, then the amount in excess shall be payable by the Purchaser to the Sellers by increasing the amount of the Initial Purchase Price by such excess, or (ii) if the Adjusted Working Capital Benchmark is greater than the Estimated Adjusted Working Capital, then the amount in excess shall be payable by the Sellers to the Purchaser by decreasing the amount of the Initial Purchase Price by such excess.

(c)           As soon as is reasonably practicable after the Closing Date, but in any event not more than forty-five (45) days thereafter, the Purchaser shall prepare and deliver to the Sellers’ Representative a certificate signed by the Chief Financial Officer or similar officer of the Purchaser (the “Actual Adjusted Working Capital Report”) showing in reasonable detail its computation of the actual Adjusted Working Capital (the “Actual Adjusted Working Capital”).  The Purchaser covenants that the Actual Adjusted Working Capital Report will be prepared in good faith by the Purchaser in accordance with GAAP applied on a basis consistent with that used in the preparation of the Adjusted Working Capital Benchmark.

(d)           Within thirty (30) days after receipt of the Actual Adjusted Working Capital Report (the “Adjusted Working Capital Objection Period”), the Sellers’ Representative by written notice to the Purchaser may object to the Actual Adjusted Working Capital as set forth in the Actual Adjusted Working Capital Report, setting forth in such notice (the “Adjusted Working Capital Objection Notice”) the Sellers’ Representative’s objection in reasonable detail and the Sellers’ Representative’s proposal or proposals with respect to the calculation of Actual Adjusted Working Capital.  Within twenty (20) days following timely delivery of the Adjusted Working Capital Objection Notice, the Purchaser and the Sellers’ Representative shall attempt, in good faith, to resolve all disputes between them concerning the Adjusted Working Capital Objection Notice.  If the Purchaser and the Sellers’ Representative cannot resolve such disputes within such twenty (20) day period, then all disagreements will be submitted for resolution to the Independent Accountant.  Promptly, but not later than twenty (20) days after the dispute has been submitted to the Independent Accountant, the Independent Accountant shall determine only those items in dispute and will render its report as to its resolution of such terms and resulting calculations of the Actual Adjusted Working Capital.  In determining each disputed item, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such term claimed by either party.  For the purposes of the Independent Accountant’s calculation of the Actual Adjusted Working Capital, the amounts to be included shall be the amounts stated in the Actual Adjusted Working Capital Report as to items that are not in dispute, and the amounts determined by the Independent Accountant as to items from the Adjusted Working Capital Objection Notice that are submitted for resolution by the Independent Accountant.  The Sellers’ Representative and the Purchaser shall cooperate with the Independent Accountant in making its determination and such determination shall be conclusive and binding upon the parties hereto.  The costs and fees related to such determination by the Independent Accountant, including the costs relating to any negotiations with the Independent Accountant with respect to the terms and conditions of such Independent Accountant’s engagement, will be paid by the Purchaser and the Sellers on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Independent Accountant for resolution that ultimately are awarded to each of the Purchaser and the Sellers (e.g., if $100,000 is in dispute, and of that amount the Independent Accountant awards $75,000 to the Purchaser and $25,000 to the Sellers, then the Purchaser will be responsible for 25%, and the Sellers 75%, of the costs and fees of the Independent Accountant).

(e)           If the Sellers’ Representative does not deliver an Adjusted Working Capital Objection Notice during the Adjusted Working Capital Objection Period, then the Sellers shall be deemed to have accepted the calculation of the Actual Adjusted Working Capital as set forth in the Actual Adjusted Working Capital Report.  The term “Final Adjusted Working Capital” shall mean (i) the Actual Adjusted Working Capital as set forth in the Actual Adjusted Working Capital Report if the Sellers’ Representative accepts the Actual Adjusted Working Capital Report as delivered or does not deliver a Adjusted Working Capital Objection Notice during the Adjusted Working Capital

Objection Period, or (ii) the Actual Adjusted Working Capital determined pursuant to Section 2.04(d), if the Sellers’ Representative delivers an Adjusted Working Capital Objection Notice during the Adjusted Working Capital Objection Period.

(f)            If the Estimated Adjusted Working Capital  is greater than the Final Adjusted Working Capital, then the amount in excess shall be payable by the Sellers to the Purchaser within five (5) days after the Final Adjusted Working Capital is determined as provided in Section 2.04(e).  Subject to the requirement of Section 8.07 that the Purchaser proceed first against the Escrow Cash, each of the Sellers shall pay their pro rata share of any remaining amounts (based on each Seller’s percentage ownership of Membership Interests) and each Seller shall be liable for all costs and expenses of collection from such Seller.

(g)           If the Final Adjusted Working Capital is greater than the Estimated Adjusted Working Capital, then the amount in excess shall be payable by the Purchaser to the Sellers in cash, to be paid to the Sellers’ Representative, by wire transfer to the Purchase Price Bank Account, for further distribution to the Sellers in accordance with the Applicable Percentages, within five (5) days after the Final Adjusted Working Capital is determined as provided in Section 2.04(e) above.  If the payment provided for in this Section 2.04(g) is not paid by the Purchaser when due, the Sellers may proceed against the Purchaser for payment, in which event the Purchaser shall be liable for all costs and expenses of collection including reasonable attorney’s fees.

(h)           During the Adjusted Working Capital Objection Period and while any dispute that is the subject of an Adjusted Working Capital Objection Notice is pending, the Purchaser shall (i) provide to the Sellers’ Representative and his authorized representatives reasonable access during normal business hours to the books, records and employees of the Company, the Purchaser, and each Affiliated Medical Practice and (ii) cooperate with reasonable requests of the Sellers’ Representative or his authorized representatives with respect to information necessary in the determination of the Actual Adjusted Working Capital (including, without limitation, by providing on a timely basis copies of the Purchaser’s work papers used in the calculation of the Actual Adjusted Working Capital).

Section 2.05           Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Membership Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on April 14, 2008 or, if later, on the third business day following the satisfaction or waiver of the conditions set forth in Article VII, or at such other place or on such other date as is mutually acceptable to the Purchaser and the Sellers’ Representative (the “Closing Date”).  The transactions described herein shall be deemed effective as of 11:59 p.m. on the Closing Date.  The parties will exchange signatures on this Agreement, the Ancillary Agreements and other closing documents by facsimile, email or other means of electronic transmission, and each agrees to provide original signatures on all Ancillary Agreements and other closing documents by FedEx or similar overnight courier service as soon as practicable following the Closing Date.

Section 2.06                                Events of Closing.  At the Closing the following events shall occur simultaneously:

(a)                                  The Purchaser shall (i) pay the Closing Date Cash Consideration to the Sellers, (ii) deposit the Escrow Cash and Change of Control Escrow Cash (if applicable) with the Escrow Agent and (iii) pay any brokers fees or commissions payable by the Company or Sellers and professional fees and expenses to be paid by the Company as directed by the Sellers prior to the Closing;

(b)                                 Sellers shall transfer the Membership Interests to the Purchaser, free of any Encumbrances;

(c)                                  Each Seller shall deliver an affidavit from such Seller stating, under penalty of perjury, such Seller’s United States taxpayer identification number and that such Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code; and

(d)                                 Each Seller shall deliver to the Purchaser the instruments and documents referred to in Section 7.02 below and the Purchaser shall deliver to the Sellers the instruments and documents referred to in Section 7.01 below.

Section 2.07                                Sellers’ Representative.

(a)                                  From and after the Closing Date, Zarlingo (the “Sellers’ Representative”), or such Person who may be appointed by the Sellers in a written notice delivered to the Purchaser to replace Zarlingo, shall act as the representative of the Sellers, and shall be authorized to act on behalf of the Sellers and to take any and all actions required or permitted to be taken by the Sellers or the Sellers’ Representative under this Agreement and the Ancillary Agreements, including without limitation any actions with respect to (i) any adjustments to the Purchase Price as contemplated by Sections 2.03 and 2.04, (ii) claims for indemnification pursuant to Articles VIII or IX of this Agreement, and (iii) any actions to be taken by the Sellers’ Representative pursuant to the terms of the Escrow Agreement  (including, without limitation, the exercise of the power to (A) authorize or dispute the basis for the delivery of all or any portion of the Escrow Cash or Change of Control Escrow Cash (if applicable) to the Purchaser in satisfaction of the obligations of the Sellers under this Agreement, (B) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification, (C) engage counsel and/or other professionals to provide assistance in connection with the performance of the Sellers’ Representative’s functions as the Sellers’ Representative (which engagement may include representative of the Sellers individually), including the right to expend such sums as the Sellers’ Representative shall deem reasonable in exchange for services provided, and (D) take all actions necessary in the judgment of the Sellers’ Representative to accomplish any of the foregoing tasks).  The execution of this Agreement by the Sellers shall constitute approval of the appointment of the Sellers’ Representative and all actions of such Sellers’ Representative pursuant to this Agreement and the Ancillary Agreements, including authorizing the

Sellers’ Representative to enter into the Escrow Agreement on behalf of the Sellers.  In all matters relating to Articles VIII and IX, the Sellers’ Representative shall be the only party entitled to assert the rights of the Sellers, and the Sellers’ Representative shall have the authority to exercise any rights of the Sellers and to perform any of the obligations of the Sellers under this Agreement and the Ancillary Agreements.  The Purchaser and any Purchaser Indemnified Party shall be entitled to rely on all statements, representations and decisions of the Sellers’ Representative.

(b)           The Sellers shall be bound by all actions or inactions taken by the Sellers’ Representative in his capacity as the Sellers’ Representative. The Sellers’ Representative shall not be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement in his capacity as the Sellers’ Representative, except in the case of his gross negligence, bad faith or willful misconduct.  The Sellers’ Representative may consult with legal counsel, accountants and other experts selected by him, the reasonable fees and expenses of which shall be paid by the Sellers.  The Sellers’ Representative, solely in his capacity as such, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Ancillary Agreements.

(c)           Each Seller, severally, but not jointly, shall indemnify and hold harmless and reimburse the Sellers’ Representative from and against such Seller’s Applicable Percentage of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative, solely in his capacity as such, under this Agreement and the Ancillary Agreements, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence, bad faith or willful misconduct.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Except as set forth in Section 3 of the Disclosure Schedule in a numbered paragraph that corresponds to the section for which such disclosure is made, each Seller, severally and not jointly, hereby represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date as follows:

Section 3.01           Authority of the Sellers and Enforceability.  This Agreement has been, and upon their execution, the Ancillary Agreements to which such Seller is a Party shall have been, duly executed and delivered by such Seller; and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution, the Ancillary Agreements to which such Seller is a party shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 3.02           Governmental Consents and Approvals.  The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company or the Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.03           No Conflict.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by such Seller do not and will not (a) to the extent applicable, violate, conflict with or result in the breach of the organizational documents of such Seller, (b) conflict with or violate any Law or Governmental Order applicable to such Seller, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which such Seller is a party, except, in the case of clause (b), as would not prevent or materially delay the consummation by the Company or the Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is a party and would not have a Material Adverse Effect on the Business.

Section 3.04           Ownership of Membership Interests.  The Membership Interests set forth on Annex I hereto with respect to such Seller are owned of record and beneficially by such Seller, free and clear of all Encumbrances.  Except as set forth in the Company’s limited liability company agreement, such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Membership Interests.  Except as set forth in the Company’s limited liability company agreement, as amended, such Seller is not and has not been a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests, or any restrictions on transfer.  Upon delivery to the Purchaser of the Agreement and payment by the Purchaser of the Purchase Price, good and valid title to such Seller’s Membership Interests will pass to the Purchaser, free and clear of all Encumbrances.

Section 3.05           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party based upon arrangements made by or on behalf of the Company or such Seller, other than a fee or commission payable by the Company or Sellers to Provident Health Care Partners, LLC, which shall be deducted at the Closing from the Initial Purchase Price and delivered to Provident against receipt and release (the “Provident Fee”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

Except as set forth in Section 4 of the Disclosure Schedule in a numbered paragraph that corresponds to the section for which such disclosure is made, the Company hereby represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.01           Organization, Authority and Qualification of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect.  True and correct copies of the certificate of formation and limited liability company agreement of the Company have been made available to the Purchaser.  The Company has all necessary power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 4.02           Capitalization.  The Membership Interests constitute all of the issued and outstanding equity in the Company and the Sellers constitute all of the members of the Company.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to (or having a value determined by reference to) the Membership Interests or obligating the Company to issue or sell (or provide any value determined by reference to) any membership interests or any other interest in the Company.  The Company has no Subsidiaries or any investments in any other Person or any rights to acquire any outstanding equity interests in any Person.  The Company has not offered Membership Interests to or accepted as a member anyone other than the Sellers and the persons listed on Section 4.02 of the Disclosure Schedule.

Section 4.03           No Conflict.  Except as set forth in Section 4.03 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary

Agreements by the Company do not and will not (a) violate, conflict with or result in the breach of the certificate of formation or limited liability company agreement of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company that is material to the Business or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which the Company is a party that is material to the Business (or result in the imposition of any Encumbrance upon any of its assets, other than Encumbrances that do not materially detract from the value of such assets or materially interfere with the present use of such assets).

Section 4.04                                Financial Information.

(a)                                  True and complete copies of (i) the audited balance sheet of the Company as of December 31, 2006, and the related audited statements of income and cash flows of the Company for the year then ended (collectively, the “Audited Financial Statements”), (ii) the unaudited balance sheet of the Company for the fiscal year ended as of December 31, 2007, and the related unaudited statements of income and cash flows of the Company (collectively, the “Unaudited Financial Statements”) and (iii) the unaudited balance sheet of the Company as of March 31, 2008, and the related unaudited statements of income and cash flows of the Company have been delivered by the Sellers to the Purchaser (the “Interim Financial Statements” and together with the Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”).

(b)                                 The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company, clauses (ii) and (iii) above being subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments, and in the case of the Interim Financial Statements and the Unaudited Financial Statements, to the absence of notes, the effect of which are not, individually or in the aggregate, material.

Section 4.05                                Absence of Undisclosed Liabilities.  Except as set forth in Section 4.05 of the Disclosure Schedule, there are no individual Liabilities of the Company, or series of related Liabilities aggregating, in excess of $25,000, other than Liabilities (a) reflected or reserved against on the Financial Statements or the notes thereto, or (b) incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practices of the Company.

Section 4.06                                Conduct in the Ordinary Course.

(a)                                  Since December 31, 2006, the Company has conducted the Business in the ordinary course consistent with past practices, and there has not occurred any Material Adverse Effect.

(b)                                 Without limiting the generality of the foregoing, since December 31, 2006 the Company has not:

(i)                                     other than the contracts listed on Section 4.14 of the Disclosure Schedule, entered into any agreement, commitment, contract, lease, or license, either involving more than $25,000, other than in the ordinary course of business consistent with past practices or as contemplated by this Agreement;

(ii)                                  accelerated, terminated, materially modified, or cancelled any agreement, contract, lease, or license to which the Company is a party or by which it is bound involving more than $25,000 per annum;

(iii)                               made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(iv)                              issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(v)                                 transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

(vi)                              amended or otherwise modified its certificate of formation or limited liability company agreement;

(vii)                           entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(viii)                        adopted, amended, modified, or terminated any Plan or granted or announced any increase in the salaries, bonuses or other compensation or benefits payable by the Company to any of the current or former directors, managers, officers, employees or independent contractors of the Company, other than as required by Law, pursuant to any plans, programs or agreements existing on the date of this Agreement and disclosed to the Purchaser or, solely in the case of salaries and bonuses, other ordinary increases consistent with the past practices of the Company;

(ix)                                delayed or postponed the payment of accounts payable and other Liabilities or the purchase of inventory;

(x)                                   changed any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP;

(xi)                                made or modified any Tax election or agreement in respect of Taxes by the Company; or

(xii)                             entered into any legally binding agreement, whether oral or written, to do any of the foregoing.

The Purchaser acknowledges that the Sellers intend to cause the Company to distribute cash and cash equivalents to the Sellers prior to the Closing Date to the extent not required to meet the Adjusted Working Capital Benchmark and agrees that any such distribution alone will not be deemed to violate the representations and warranties set forth in this Section 4.06.

Section 4.07                                Litigation.

(a)                                  Section 4.07(a) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any Governmental Order or (ii) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any Action.

(b)                                 Except as set forth in Section 4.07(b) of the Disclosure Schedule, the Company has given timely notice to the appropriate insurance carrier with respect to each item listed in Section 4.07(a) of the Disclosure Schedule that may be covered by insurance, and except as set forth in Section 4.07(b) of the Disclosure Schedule,

(i)                                     No dispute with any insurance carrier exists with respect to the scope of any such insurance coverage;

(ii)                                  the Company has not received any refusal of coverage or any notice that a defense will be afforded with a reservation of rights; and

(iii)                               with respect to those items set forth on Schedule 4.07(b) of the Disclosure Schedule with respect to which no notice has been given to the insurance carrier, no Seller has reason to believe that coverage would be denied if a claim was made.

(c)                                  Section 4.07(c) of the Disclosure Schedule sets forth each incident not listed in Section 4.07(a) of the Disclosure Schedule that to the Knowledge of Sellers has occurred that as of the date hereof could reasonably be expected to form the basis for an Action which could reasonably be expected to result in damages in excess of $100,000.  Except as set forth in Section 4.07(c) of the Disclosure Schedule, all such incidents have been reported to the appropriate insurance carrier.

Section 4.08                                Compliance with Laws.

(a)                                  The Company has conducted and, during any period between the date of this Agreement and the Closing Date, will continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Company and the Company is not in violation in any material respect of any such Law or

Governmental Order; provided, however, that the foregoing representations and warranties shall not be deemed to be made with respect to Health Care Laws.

(b)                                 The Company has all authorizations, approvals, consents, licenses, registrations, or permits issued by a governmental authority or pursuant to any legal requirement, other than Environmental Permits (each, a “Permit”) required by any Governmental Authority for the conduct of its Business as currently conducted, and its employees and agents (including each radiologist employed or under contract to perform professional services on behalf of the Company) have all licenses necessary to conduct the Business as currently conducted by the Company, all of which are in full force and effect and will remain in effect following the Closing; provided, however, that no representation or warranty is made regarding Permits required pursuant to Health Care Laws or the Company’s qualification to conduct business as a foreign entity in any jurisdiction.  To the Knowledge of the Sellers, the Company and its employees are not in violation of any such Permit.

(c)                                  Section 4.08(c) of the Disclosure Schedule sets forth for each radiologist currently employed by or under contract to perform professional services on behalf of the Company and each State in which each such radiologist is licensed to practice medicine.

Section 4.09                                Environmental Matters.  (a) The Company is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits, (b) the Company has not received any written claims pursuant to any Environmental Law pending and, to the Knowledge of the Sellers, no such claims have been threatened against the Company, (c) copies of any and all environmental assessments or audit reports or other similar studies or analyses that relate to the Assets, have been provided to the Purchaser, (d) the Company is not currently conducting any investigation, response, remedial action, cleanup or other corrective action pursuant to any Environmental Laws at any site or facility, nor a party to any contract, agreement, order, judgment or decree which obligates it to conduct any such actions, (e) no Hazardous Materials have been brought to or released to the surface or subsurface by the Company at, on or under any site or facility currently owned, operated or leased by the Company that would result in a requirement to undertake any notification, investigation, response, remedial action, cleanup or other corrective action under any Environmental Laws nor were any Hazardous Materials brought to or released to the surface or subsurface by the Company at, on or under any site or facility previously owned, operated or leased by the Company at the time of the Company’s ownership, operation or leasehold other than in compliance with Environmental Laws, and (f) to the Knowledge of the Sellers, the Company does not have any liability with respect to the storage, treatment, disposal or release of any Hazardous Materials at, on or under any site or facility not owned, operated or leased by it.

Section 4.10                                Intellectual Property.

(a)                                  As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in the United States of America (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)                                 Section 4.10(b) of the Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all computer programs and associated teleradiology workflow processes, Marks, and domain names that are owned by the Company (whether exclusively, jointly with another Person or otherwise) and which are material to the conduct and operation of the Business as of the Closing (“Owned Intellectual Property”).  Except as described on Section 4.10(b) of the Disclosure Schedule, the Company owns the entire right, title and interest to all Owned Intellectual Property free and clear of all Encumbrances.

(c)                                  Section 4.10(c) of the Disclosure Schedule lists (i) all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes the Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, including the incorporation of any such Intellectual Property into the Company’s products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive and (ii) all licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which the Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Owned Intellectual Property or pursuant to which the Company grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(d)                                 The Company (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the business of the Company as it is currently conducted free and clear of Encumbrances, or (ii) otherwise rightfully uses or otherwise enjoys such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed on Section 4.10(c) of the Disclosure Schedule or that is a “shrink-wrap” or similar commercially available end-user license.  The Owned Intellectual Property, together with the rights under the In-Bound Licenses listed on Section 4.10(c) of the Disclosure Schedule or that are “shrink-wrap” or similar commercially available end-user licenses (collectively, the “Company Intellectual Property”), constitutes all the material Intellectual Property used in or necessary for the operation of Company’s business as currently conducted and as proposed to be conducted.

(e)                                  The Company does not own any registered Patents, Marks, Copyrights or similar certifications, (“Company Registered Items”) and has not filed any applications therefor.

(f)                                    The Company has not been given notice of any challenges (and, to the Knowledge of the Sellers, there exists no basis for a challenge) with respect to the validity or enforceability of any Company Intellectual Property.  Neither the Sellers, nor the Company have taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property.

(g)                                 To the Knowledge of the Sellers, none of the services currently or formerly provided by the Company, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  To the Knowledge of the Sellers, the Company, by conducting its business as currently conducted or as proposed to be conducted, has not infringed and does not infringe upon, and has not otherwise unlawfully used, any Intellectual Property Rights of a third party.  Neither Sellers, nor the Company have received any communication alleging that the Company or any of its products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Knowledge of the Sellers, is there any basis therefor.  No Action has been instituted, or, to the Knowledge of the Sellers, threatened, relating to any Intellectual Property formerly or currently used by the Company and none of the Company Intellectual Property is subject to any outstanding Governmental Order.  To the Knowledge of Sellers, no Person has infringed or is infringing any Intellectual Property Rights of the Company or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(h)                                 The Proprietary Information of the Company (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and to the Knowledge of the Sellers has not been used or divulged for the benefit of any Person other than the Company.  Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company has been pursuant to the terms of binding written confidentiality agreement between the Company and such third party

(“Nondisclosure Agreements”).  The Company is, and to Knowledge of the Company, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements.  The Company is in compliance with the terms of all agreements pursuant to which a third party has disclosed to, or authorized the Company to use, Proprietary Information owned by such third party.

(i)                                     Section 4.10(i) of the Disclosure Schedule includes a list of (i) confidentiality and/or nondisclosure agreements or other agreements regarding the protection of Proprietary Information (“Confidentiality Agreements”) (ii) and written assignments of Intellectual Property conceived or developed by employees, consultants or contractors in connection with their service to the Company (“Work Product Agreements”).  True and complete copies of the Confidentiality Agreements and Work Product Agreements have been provided to the Purchaser.  To the Knowledge of the Sellers, no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.

(j)                                     To the Knowledge of the Sellers, no employee, consultant or contractor of the Company has been, is or will be, by performing services for the Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Governmental Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or any services rendered by such employee, consultant or independent contractor.

(k)                                  The Company has taken all reasonable measures to protect the secrecy and confidentiality of all trade secrets used in the conduct of its business the disclosure of which would have a Materially Adverse Effect (collectively, “Business Trade Secrets”), including, but not limited to, entering into appropriate confidentiality agreements listed in Section 4.10(k) of the Disclosure Schedule.  None of the Business Trade Secrets has, to the Knowledge of the Sellers, been disclosed or has been authorized to be disclosed to any Person other than to employees or agents of the Company for use in connection with the business or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interests of the Company in and to such matters.  To the Knowledge of the Company, no unauthorized disclosure of any Business Trade Secrets has been made.

(l)                                     All material Software that is used in or held for use in the Business is in machine readable form and is in good working condition sufficient to perform the data processing and telecommunications functions for the operation of the Business in the ordinary course.  To the Knowledge of the Sellers, such Software (i) contains no disabling devices; (ii) other than those errors and defects inherent in Software that are generally known within the information technology industry, has not suffered from any material and recurring malfunctions since January 1, 2006 that has not been remedied in all material respects; and (iii) does not contain any open source programming code.

(m)                               The execution and delivery of this Agreement by Sellers does not, and the consummation of the transactions contemplated by this Agreement (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any Company Intellectual Property, or give rise to any right of any third party to terminate or reprise or otherwise renegotiate any of the Company’s rights to own any of its Intellectual Property or rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Authority or other third party in respect of any such Intellectual Property.

Section 4.11                                Real Property.

(a)                                  The Company owns no real property.  Section 4.11 of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  The Company has made available to the Purchaser, true and complete copies of the leases, subleases, licenses or assignment agreements and any and all amendments, modifications, supplements, exhibits and restatements thereto and thereof in effect as of the date of this Agreement relating to the Leased Real Property.

(b)                                 Except as set forth in Section 4.11 of the Disclosure Schedule, as to each real property lease: (i) the transactions contemplated by the Agreement do not require the consent of any other party to any such lease, will not result in a breach of or default under any such lease, do not create a right to accelerate the termination date, terminate such lease or recapture the leased premises on the part of any other party to such lease, or otherwise cause any such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (ii) the Company is not, and to the Knowledge of the Sellers, the landlord is not in breach or default under any such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration or offset of rent under any such lease; (iii) no security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under any such lease which has not been redeposited in full; (iv) the Company does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to any such lease; (v) the other party to any such lease is not an affiliate of, and otherwise does not have any economic interest in, the Sellers, the Company or their respective Affiliates except as set forth in the applicable lease; (vi) the Company has not assigned, subleased, licensed or otherwise granted any person the right to use or occupy the premises subject to any such lease or any portion thereof; (vii) the Company has not collaterally assigned or granted any other security interest in any such lease or any interest therein and no party to any such lease has a security interest in such lease or any personal property or trade fixtures located at the leased premises; (viii) no such lease contains a clause permitting the landlord to terminate such lease prior to the end of the stated lease term except in the event of a default; (ix) the Company enjoys peaceful and undisturbed possession under such leases; (x) all work required to be done under such leases to prepare the subject premises for occupancy has been completed and paid for; and (xi) no such lease has been amended or otherwise modified.

(c)                                  The leased properties and the leasehold improvements comprise all of the real property used or intended to be used in, or otherwise related to, the Business as currently conducted.

Section 4.12                                Employee Benefit Matters; Labor.

(a)                                  Section 4.12(a) of the Disclosure Schedule lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and each employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, fringe benefit and any other employee or retiree benefit or compensation plan, funding mechanism, agreement, program, policy or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, and (i) that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company, or the beneficiaries or dependents of any such individual, or (ii) under which the Company may have any material outstanding liability.  For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Section 414 of the Code (collectively, the “Plans”).

(b)                                 The Company has made available to the Purchaser a true and complete copy of each Plan and, to the extent applicable to such Plan:  all trust agreements, insurance contracts or other funding arrangements; the three most recent Forms 5500 required to have been filed with the IRS and all schedules thereto; the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS or the Department of Labor (including a written description of any oral communication); and all amendments and modifications to any such document.

(c)                                  Each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws.  The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Sellers have no Knowledge of any material default or violation by any party to, any Plan.  No Action is pending or, to the Knowledge of the Sellers, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course consistent with past practices), and no fact or event exists that could give rise to any such Action.  None of the Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code,

and no Plan is a “multiple employer plan” for purposes of sections 4063, 4064 or 4066 of ERISA, a “multiemployer plan” within the meaning of sections 3(37) or 4001(a)(3) of ERISA, or a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA.  Neither the Company nor any ERISA Affiliate has incurred any material liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Company could be liable, and no condition exists that would subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, encumbrance, or other liability imposed by ERISA, the Code or other applicable Law.  No asset of the Company is subject to any lien under ERISA or the Code.

(d)                                 Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code is so qualified and has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified.  Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so qualified and has received a determination letter from the IRS that it is so exempt.  No fact or event has occurred since the date of such determination letter or letters from the IRS that would be reasonably likely to materially and adversely affect the qualified status of any such Plan or the exempt status of any such trust.  All amendments and actions required to bring each Plan into conformity with applicable provisions of all applicable Laws, including, without limitation, ERISA and the Code have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until after the Closing Date.  All contributions and premiums required to have been paid by the Company to any Plan under the terms of any such Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid within the time prescribed by any such Plan, arrangement or applicable law.

(e)                                  Except as set forth in Section 4.12(e) of the Disclosure Schedules, all officers, employees, directors or independent contractors of the Company are terminable at will by the Company without cost to the Company, and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or independent contractor of the Company to severance pay or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.  The consummation of the transactions contemplated hereby (either alone or in combination with any other event or events) will not give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in section 280G of the Code.

(f)                                    The Company does not have any legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that could be reasonably expected to result in material liabilities to the Company, except as may be required by applicable Law.  No current or former employee, officer, director or independent contractor of the Company is or will become entitled to death or post-employment medical benefits by reason of service to the Company, other than coverage mandated by Section 4890B of the Code.

(g)           The Company is not a party to or bound by any collective bargaining agreement or other similar agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company.  Since January 1, 2006, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any employee of the Company, no event has occurred or circumstance exists that may provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity.  There are no material employment disputes currently subject to any grievance procedure, arbitration, litigation or other proceeding.  The Company has complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of its employees, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination and other similar employment activities.  Each current independent contractor or consultant of the Company is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable Law.

Section 4.13           Taxes.

(a)           All Tax Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes of the Company required to be paid before the Closing Date have been paid or will be timely paid; and (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.

(b)           All Tax Returns filed by or with respect to the Company were correct and complete in all material respects.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

(c)           To the Knowledge of the Sellers, no taxing authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Sellers have Knowledge.

(d)           The Company is not obligated to pay the Taxes of another person by contract, as transferee, as successor, or otherwise.

(e)           The Company (i) is currently treated and properly classified as a partnership for all relevant income tax purposes, (ii) has never filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for income Tax purposes, (iii) has never been a “publicly traded partnership” within the meaning of Section 7704 of the Code, and (iv) has never made any election to be excluded from all or any part of Subtitle A, Chapter 1, Subchapter K of the Code.

(f)            None of the assets of the Company is (i) treated as owned by any other person under Section 168 of the Code; (ii) tax exempt use property under Section 168(h) of the Code; (iii) located in a country outside the Company’s country of incorporation or formation.

(g)           The Company does not have a material item of income or gain that is required to be included in taxable income for a post-closing period and arises from events or transactions occurring prior to the Closing, excluding accounts receivable arising in the ordinary course of business.

(h)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)            No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(j)            There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(k)           The Company has withheld and paid all Taxes (and timely filed Forms W-2 and 1099) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(l)            The Company is not currently a party to any Tax allocation or Tax sharing agreement or has an obligation to make a payment under such an agreement.

(m)          The Company does not have a permanent establishment or office or fixed place of business outside the Company’s country of formation.

(n)           The unpaid Taxes of the Company (i) did not, as of the date of the most recent balance sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(o)           The Company has not participated in a Tax shelter or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A).

Section 4.14                                Material Contracts.

(a)           Section 4.14(a) of the Disclosure Schedule lists all contracts or agreements that are material to the Company or the Business (other than In-Bound Licenses and Out-Bound Licenses listed in Section 4.10(c) of the Disclosure Schedule), including each of the following contracts and agreements, to which the Company is a party as of the date of this Agreement (such contracts and agreements being “Material Contracts”):

(i)                all contracts and agreements with any customer of the Business pursuant to which payments in excess of $50,000 in the aggregate were made to the Company during the year ended December 31, 2007;

(ii)               all contracts and agreements for the supply of materials or services to the Business pursuant to which payments in excess of $50,000 in the aggregate were made by the Company during the year ended December 31, 2007;

(iii)              all distributor or sales agency contracts or agreements of the Company;

(iv)             all material management contracts and contracts with independent contractors or consultants (or similar arrangements);

(v)              all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi)             all joint venture contracts or partnership arrangements between the Company and a third party;

(vii)            all contracts and agreements requiring payments to or from the Company in excess of $50,000 in the aggregate during any twelve-month period;

(viii)           any contract or agreement for the employment of any Person or engagement of any Person as an independent contractor;

(ix)              any contract or agreement granting registration rights to any Person;

(x)               any confidentiality or similar agreement or any agreement or contracts containing confidentiality provisions, other than such agreements or contracts entered into in the ordinary course of business consistent with past practices;

(xi)              any contract or agreement for the purchase or sale of real property;

(xii)             any contract or agreement for the purchase or sale of any equity interest in any Person;

(xiii)            any (a) contract or agreement to create, incur, assume or guarantee any indebtedness for borrowed money or (b) capitalized lease obligation in excess of $50,000;

(xiv)            any contract or agreement to advance or loan in excess of $50,000; and

(xv)             any other contract or agreement not covered by clauses (i) through (xiv) above under which the consequences of a default or termination could have a Material Adverse Effect.

(b)           Each Material Contract (i) is valid and binding on the Company and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect as of the date of this Agreement and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence in accordance with their terms.  The Company is not in breach of, or default under, any Material Contract to which it is a party where the consequences of such breach or default could reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of the Sellers, no other party is in breach of or has repudiated any Material Contract.

(c)           With respect to the Material Contract set forth in paragraph (109(a)) of Section 4.14 of the Disclosure Schedule, the Company began performing services under such Material Contract during April 2004 and stopped performing services under such Material Contract during March 2006 and the hospitals set forth in paragraph (109(b)) of Section 4.14 of the Disclosure Schedule are the only Persons that the Company provided services to under such Material Contract.

Section 4.15             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Company, other than the Provident Fee.

Section 4.16             Title to and Sufficiency of Assets.  The Company has good title to, or a valid leasehold interest in, the Assets (other than the Company Intellectual Property, which is addressed in Section 4.10) used by it and/or shown on the Reference Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Assets disposed of in the ordinary course of business consistent with past practices since the date of the Reference Balance Sheet and accounts or notes receivable paid in the ordinary course of business consistent with past practices since the date of the Reference Balance Sheet.

Section 4.17             Notes and Accounts Receivable.  The notes and accounts receivable of the Company as reflected in the Financial Statements, to the extent uncollected, and the accounts receivable reflected on the books of the Company: (i) represent monies due, and the Company has made reserves, which are reflected in the Financial Statements, that are reasonably considered adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business consistent with past practices) for receivables not collectible in the ordinary course of business consistent with past practices; and (ii) are subject to no refund, defenses, rights of set-off, assignments, restrictions or Encumbrances other than in the ordinary course of business consistent with past practices, or other adjustments (other than the aforementioned reserves).

Section 4.18             Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

Section 4.19             Insurance.  Section 4.19 of the Disclosure Schedule sets forth a list of all insurance policies covering the property and activities of the Company.  With respect to each such insurance policy:  (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) to the Knowledge of the Sellers the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms through the Closing Date; (iii) neither the Company, nor, to the Knowledge of the Sellers, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) neither the Company nor, to the Knowledge of the Sellers, any other party to the policy has, repudiated any provision thereof.  Section 4.19 of the Disclosure Schedule describes any self-insurance arrangements of the Company.

Section 4.20             Customers.  Section 4.20 of the Disclosure Schedule lists the ten (10) largest customers of the Company for each of the two most recent fiscal years and sets forth opposite the name of each such customer the approximate dollar amounts and percentages of consolidated net sales attributable to each such customer.

Section 4.21             Bank Accounts and Safe Deposit Boxes.  Section 4.21 of the Disclosure Schedule lists the title of each bank account of the Company, the bank at which that account is maintained and the names of the persons authorized to draw against the account or otherwise have access to it.  The Company does not lease any safe deposit boxes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

Section 5.01             Organization and Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 5.02             No Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses that is material to the Purchaser or its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party that is material to the Purchaser or its assets, properties or businesses.

Section 5.03             Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.04             Litigation.  No Action by or against the Purchaser or any of its Affiliates is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 5.05             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01      Conduct of Business.

(a)          From the date of this Agreement through the Closing Date, except as otherwise permitted by this Agreement or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed by the Purchaser), the Sellers shall cause the Company to:

(i)            operate the Business as presently operated and only in the ordinary course and in accordance with applicable Law (other than Health Care Laws);

(ii)           use commercially reasonable efforts to maintain all of the tangible assets of the Business in good operating condition, reasonable wear and tear excepted, and take all steps reasonably necessary to maintain the intangible assets of the Business;

(iii)          use commercially reasonable efforts to keep available the services of the Company’s officers and employees;

(iv)          not take any action or enter into any agreement of the type described in Section 4.06(b); and

(v)           use commercially reasonable efforts to maintain satisfactory relationships with its customers, suppliers and others having commercially beneficial relationships with the Business.

The Purchaser acknowledges that the Sellers intend to cause the Company to distribute cash and cash equivalents to the Sellers prior to the Closing Date to the extent not required to meet the Adjusted Working Capital Benchmark and agrees that any such distribution will not be deemed to violate the covenant set forth in Section 6.01(a).

(b)       The Sellers shall cause the Company not to, without the Purchaser’s prior written consent, (i) make any change (or file any such change) in any material method of Tax accounting, (ii) make, change or rescind any material Tax election, (iii) settle or compromise any material Tax liability, (iv) file any material amended Tax Return, (v) knowingly surrender any right to a material Tax refund claim, (vi) enter into any closing agreement relating to a material amount of Taxes, or (vii) waive or extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(c)       Between the date hereof and the Closing Date, to the extent the Seller has Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, the Seller shall provide prompt notice to the Purchaser of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

Section 6.02             Books and Records.  At the Closing, the Sellers shall cause the Company to deliver to the Purchaser any books and records of the Company relating to the Business.  The Purchaser shall retain all of those books and records for a period of at least seven (7) years following the Closing Date and shall not destroy or discard any of those books or records following such period without giving the Sellers’ Representative at least thirty (30) days prior written notice.  Upon prior written request from the Sellers’ Representative, the Purchaser shall provide the Sellers’ Representative reasonable access to such books and records, provided that such access may not unreasonably interfere with the business of the Purchaser.  The Sellers and the Sellers’ Representative shall treat, and shall cause their respective agents, attorneys, accountants, consultants and other authorized representatives to treat, all information obtained pursuant to this Section 6.02 as confidential.

Section 6.03             Confidentiality.  Each of the Sellers will treat and hold as confidential all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement.  In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Sellers will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.03.  If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use commercially reasonable efforts to assist the Purchaser, at the Purchaser’s sole cost and expense, to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Sellers shall have the right to use Confidential Information regarding the Company and the Business for tax purposes and for the purpose of asserting or defending claims, including without limitation malpractice claims.

Section 6.04             Further Action.  The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.05           Non-Competition; Non-Solicitation.

(a)           Each Seller agrees that during the Covenant Period, he shall not, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, or control any Person that is engaged in a competing Business; provided that the restrictions set forth in this Section 6.05(a) shall not be construed to prohibit or restrict any Seller from owning securities which are listed on any national securities exchange having no more than 5% percent of the outstanding voting power of any Person engaged in a competing Business as long as such Seller is not an employee, officer, director, manager, agent, independent contractor, or consultant of such competitor.

(b)           Subject to the provision of Section 6.05(a), Zarlingo agrees that so long as he is an employee or independent contractor of the Purchaser, its Affiliates or an Affiliated Medical Practice and for a period of two (2) years thereafter he will not engage, directly or indirectly, in a competing Business, including providing any teleradiology services for any practice group, hospital, or educational institution; provided that the foregoing restrictions shall not restrict Zarlingo from (i) providing teleradiology services to any practice group, hospital or other image origination site that is located less than seventy-five (75) miles from the site where Zarlingo performs such teleradiology services (including reading and interpreting or issuing an interpretative report with respect to a medical image); (ii) providing teleradiology services incidentally to Zarlingo’s full time employment by a radiology group or practice that is the exclusive on-site provider of radiology services to, and maintains on-site radiology staff coverage at least five days per week at, the medical facility originating the medical image Zarlingo reviews regardless of the location of that medical facility; or; (iii) providing teleradiology services as may be incident to an academic appointment at a school of medicine provided that teleradiology services shall not constitute more than 25% of Physician’s overall activities in connection with such appointment; or (iv) providing teleradiology services in connection with any academic fellowship in which Zarlingo is enrolled and provided that Zarlingo receives no separate compensation beyond standard fellow salary.

(c)           Each Seller agrees that (i) the covenants set forth in this Section 6.05 are reasonable and (ii) the covenants contained herein have been made in order to induce the Purchaser to enter into this Agreement.  The Purchaser and the Sellers agree that the consideration paid to the Sellers is adequate consideration for the covenants, agreements and obligations contained in this Section 6.05.  The Purchaser and the Sellers intend that the covenants of this Section 6.05 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction within the United States and one for each month of the applicable restrictive period.

(d)           If, at the time of enforcement of this Section 6.05, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

(e)           Each Seller recognizes and affirms that in the event of his breach of any provision of this Section 6.05, money damages would be inadequate and the Purchaser would not have adequate remedy at law or equity.  Accordingly, each Seller agrees that in the event of a breach of any of the provisions of this Section 6.05, the Purchaser, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

Section 6.06             Litigation Support.  In the event and for so long as any party hereto actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to their books and records as shall reasonably be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party including a reasonable hourly fee, which in the case of Zarlingo shall be $400 per hour (unless the contesting or defending party is entitled to indemnification therefor pursuant to this Agreement).

Section 6.07             Transition.  The Sellers will (i) refer all customer inquiries relating to the Company to the Purchaser, and (ii) segregate any funds received by the Sellers that are properly payable to the Company (“Misdirected Funds”), hold those Misdirected Funds in trust for the benefit of the Company, immediately notify the Purchaser of the receipt of such Misdirected Funds, and promptly (but in any event within ten (10) Business Days following receipt thereof) pay such Misdirected Funds as instructed by the Purchaser.  It is understood and agreed by the parties hereto that any Misdirected Funds are not property of any kind of the Sellers or their respective estates.

Section 6.08             Access to Properties, Books and Records.  Prior to the Closing Date, the Sellers shall cause the Company to, at the Purchaser’s request, afford or cause to be afforded to the agents, attorneys, accountants, consultants and employees of the Purchaser reasonable access during normal business hours to all properties, books and records relating to the Company and permit such persons, at the Purchaser’s expense and subject to the provisions of Section 6.02, to make copies of such books and records, provided that such access may not unreasonably interfere with the Business.  The Purchaser shall not contact any customers or employees of the Company without the Sellers’ Representatives’ prior consent.

Section 6.09             Public Announcements.  The Purchaser and the Sellers’ Representative will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and the parties hereto shall not and the Sellers shall cause the Company not to issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law; provided, however, that the Person required by law to make such press release or other public statement will give (or, where it is the Company required by law to make such press release or other public statement, the Sellers shall cause the Company to give) prior notice to the Purchaser and the Sellers’ Representative, as the case may be, of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

Section 6.10           Notices and Consents.  The Sellers shall cause the Company to give any notices to third parties and obtain the third party consents listed on Section 7.02(b) of the Disclosure Schedule.

Section 6.11           Notice of Breach.  The Sellers shall give and the Sellers shall cause the Company to give the Purchaser prompt written notice if a material breach of any of the representations and warranties in Article III and Article IV above is discovered prior to the Closing.  The Sellers shall have fifteen (15) days following such notice to cure such breach or to cause the Company to cure such breach.  If the breach remains uncured after such fifteen (15) day period and the Closing occurs despite such uncured breach, the Purchaser shall be fully indemnified by the Sellers for any Loss by reason of or arising out of or in connection with the breach described in such notice, subject to the limitations on indemnification set forth in Article VIII.  The Purchaser shall give the Company written notice if it is aware of any breach of any of the representations and warranties in Article III or IV.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01          Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are, at their option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

(a)           No Adverse Proceedings.  No order, decree or judgment of any Governmental Authority, against which there is no right or further right to appeal, shall have been rendered against the Purchaser to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

(b)           Representations, Warranties and Covenants.

(i)                All the representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, in each case except to the extent such representations and warranties are made as of another date, in which case such representations and warranties are true and correct in all material respects or true and correct, as the case may be, as of such other date, and the Sellers shall have received a certificate or certificates to such effect signed on behalf of the Purchaser by a duly authorized officer or officers of the Purchaser.

(ii)               All covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects and the Sellers shall have received a certificate or certificates to such effect signed on behalf of the Purchaser by a duly authorized officer or officers of the Purchaser.

(c)           Payment of Initial Purchase Price.  The Purchaser shall have paid the Initial Purchase Price in the amounts and to the Persons set forth in Section 2.02.

(d)           Delivery of Ancillary Agreements.  The Purchaser shall have delivered executed counterparts of each Ancillary Agreement to which the Purchaser, an Affiliate Medical Practice or their respective Affiliates are party.

Section 7.02          Conditions to Obligations of Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

(a)           No Adverse Proceedings.  No order, decree or judgment of any Governmental Authority, against which there is no right or further right to appeal, shall have been rendered against the Sellers or any of them to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

(b)           Contractual Consents.  The parties shall have received consents from third parties with respect to those agreements listed on Section 7.02(b) of the Disclosure Schedule.

(c)           Executive Services Agreement.  Zarlingo shall have entered into an Executive Services Agreement with the Purchaser in form and substance acceptable to the Purchaser (the “Executive Services Agreement”).

(d)           Independent Physician Agreement.  Zarlingo shall have entered into an Independent Physician Agreement with VR Professionals or an Affiliated Medical Practice in form and substance acceptable to the Purchaser (the “Independent Physician Agreement”).

(e)           Representations, Warranties and Covenants.

(i)                All the representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” are true and correct as of the Closing, in each case other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and the Purchaser shall have received a certificate or certificates from the Sellers to such effect signed by the Sellers.

(ii)               All covenants and agreements contained in this Agreement to be complied with by the Sellers, as the case may be, at or before the Closing shall have been complied with in all material respects and the Purchaser shall have received a certificate or certificates from Sellers to such effect signed by the Sellers.

(f)            Good Standing and Foreign Qualification.  Certificates of good standing of a recent date by the Secretary of State (or other State office) certifying to (i) the legal existence and good standing of the Company in the State of Delaware and (ii) the foreign qualification in each jurisdiction in which the properties owned or leased by the Company or the operation of its business makes such qualification necessary.

(g)           Manager’s Certificate.  A certificate of the Manager or other appropriate officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser (i) attaching copies of the Company’s certificate of formation and limited liability company agreement and (ii) certifying that there are no proceedings for the dissolution or liquidation of the Company.

(h)           Instruments of Conveyance and Transfer.  Each Seller shall have executed and delivered to the Purchaser all applicable instruments of conveyance and transfer with respect to the sale to Purchaser of such Seller’s Membership Interests.

(i)            Delivery of Ancillary Agreements.  Executed counterparts to each of the Ancillary Agreement to which each Seller and the Sellers’ Representative is a party.

(j)            Resignations.  The resignations, effective as of the Closing, of each manager of the Company, other than those specified by the Purchaser.

(k)           Change of Control Payments.  At the Closing, the Sellers shall have delivered to the Purchaser evidence satisfactory to the Purchaser that all Change of Control Payments have been paid by the Company prior to the Closing or adequately reserved for in the liabilities of the Estimated Adjusted Working Capital Report.

(l)            Change of Control Escrow Cash; Release and Assumption Agreement.  At the Closing the Sellers shall have delivered to the Purchaser evidence satisfactory in form and substance to the Purchaser (the “Release and Assumption Agreement”) that (i) Ketan C. Davae has released the Company from its obligations under the Professional Services Agreement, effective as of October 23, 2006, by and between Ketan C. Davae and the Company (the “Davae Services Agreement”) to pay the “Change Fee” (as defined in the Davae Services Agreement) and (ii) Zarlingo has assumed to the obligation to pay such Change Fee.  In the event that Sellers have not delivered the Release and Assumption

Agreement as provided above, the Change of Control Escrow Cash shall be paid by Purchaser into an escrow account as provided in Section 2.02 above.

ARTICLE VIII

INDEMNIFICATION

Section 8.01           Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive for a period of eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.01 (Authority of the Sellers and Enforceability), 3.04 (Ownership of Membership Interests), 3.05 (Brokers), 4.01 (Organization, Authority and Qualification of the Company, exclusive of the second and third sentence thereof), 4.02 (Capitalization), 4.15 (Brokers), 5.01 (Organization and Authority of the Purchaser), and 5.05 (Brokers) shall survive the Closing indefinitely and (b) the representations and warranties contained in Sections 4.09 (Environmental Matters) 4.12 (Employee Benefit Matters; Labor) and 4.13 (Taxes) shall survive until three (3) months after the expiration of the applicable statute of limitations (the representations and warranties set forth in subclause (a) and (b) of this Section 8.01 are, collectively, referred to herein as the “Special Representations and Warranties”); provided, further, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved.  All covenants of the parties hereto shall survive the Closing indefinitely, or for such shorter period as shall apply in accordance with their terms.

Section 8.02           Indemnification by the Sellers.  The Sellers shall severally, and Zarlingo shall jointly, indemnify and hold harmless the Purchaser and its Affiliates (including the Company), and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) from and against any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from:  (a) the breach of any representation or warranty made by any of the Sellers or the Company contained in this Agreement or any Ancillary Agreement, other than any representation or warranty contained in Section 4.14 (Taxes), which is the subject of Article IX; (b) the breach of any covenant or agreement by the Sellers contained in this Agreement (other than any covenant or agreement contained in Article IX) or in any Ancillary Agreement, or any covenant or agreement contained in Section 6.05, with respect to which each Seller shall be solely liable for any Losses resulting from any breach by such Seller, (c) any violation of any Health Care Law by the Company occurring on or prior to the Closing Date or (d) any claim relating to or arising out of any obligation to pay the Change Fee under the Davae Services Agreement or, if delivered, with respect to the Release and Assumption Agreement; provided, however, that, in the case of any representation, warranty, covenant or agreement that is limited by “material,” “Material Adverse Effect” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation, warranty, covenant or agreement, as the case may be, and the amount Losses subject to indemnification hereunder shall be determined as if

“material,” “Material Adverse Effect” or by any similar term or limitation were not included therein.

Section 8.03           Indemnification by the Purchaser.  The Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, trustees, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses, arising out of or resulting from:  (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or any Ancillary Agreement; or (b) the breach of any covenant or agreement by the Purchaser or (after the Closing) the Company contained in this Agreement or in any Ancillary Agreement; provided, however, that, in the case of any representation, warranty, covenant or agreement that is limited by “material,” “Material Adverse Effect” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation, warranty, covenant or agreement, as the case may be, and the amount Losses subject to indemnification hereunder shall be determined as if “material,” “Material Adverse Effect” or by any similar term or limitation were not included therein.

Section 8.04           Limits on Indemnification.

(a)           No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b)           Notwithstanding anything to the contrary contained in this Agreement, (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Sections 8.02(a) or 8.03(a), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party equals or exceeds the Deductible Amount, after which the Indemnifying Party shall be liable for all Losses of the Indemnified Party; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party for claims for indemnification pursuant to Sections 8.02(a) or 8.03(a) shall be an amount equal to the Cap Amount; (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party (x) arising out of or resulting from any breach of the Special Representations and Warranties or any representation or warranty set forth in Section 4.14(c) pursuant to Sections 8.02(a) or 8.03(a), or (y) for claims for indemnification pursuant to Sections 8.02(b), 8.02(c) or 8.03(b) shall be an amount not to exceed the Special Cap Amount, less any amounts previously paid by such Indemnifying Party pursuant to Sections 8.02 (other than for False Claims Act Claims or for breaches of any representation or warranty contained in Sections 3.04 (Ownership of Membership Interests), 4.02 (Capitalization), or 4.14 (Taxes)) or 8.03; and (iv) no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement, except to the extent that such punitive, incidental, consequential, special or indirect damages are awarded by a court of competent jurisdiction to a third party in connection with a Third Party Claim that is in compliance with the procedures set forth in Section 8.05; provided that claims made under Section 8.02(d) or for indemnification for Losses resulting from (x) False Claims Act Claims, (y) breaches of any representation or warranty contained in Sections 3.04 (Ownership of Membership Interests) and 4.02 (Capitalization), or (z) Purchaser’s failure to fulfill its obligations to pay Sellers all or any part of the Purchase Price or Earn-Out Payments as and when due under this Agreement, shall not be subject to the limitations of clauses (i), (ii), (iii) or (iv) of this Section 8.04(b); and provided, further, that claims for indemnification for Losses resulting from fraud or breaches of any representation or warranty contained in Section 4.14 (Taxes) shall not be subject to the limitations of clauses (i) or (ii) or (iii) of this Section 8.04(b) and the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party for such claims shall not exceed one-half of the Purchase Price, less any amounts previously paid by the Sellers under Section 8.02 for claims for indemnification for Losses resulting from fraud and Article IX for claims for indemnification for Losses described therein; and provided, further, that breaches of the Special Representations and Warranties or any representation or warranty set forth in Section 4.14(c) shall not be subject to the limitations of clauses (i) or (ii) of this Section 8.04(b).

(c)           For all purposes of this Article VIII, Losses shall be calculated net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

Section 8.05           Notice of Loss; Third Party Claims.

(a)           An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party and the Company notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article

VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if (i) it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party and agrees in advance that it will indemnify the Indemnified Party from and against all Losses the Indemnified Party may suffer arising out of or resulting from the Third Party Claim, and (ii) the Third Party Claim involves only monetary damages.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, that, if in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make separate representation advisable, the Indemnified Party may retain separate counsel at the expense of the Indemnifying Party.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  The Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 8.05(b) and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

Section 8.06           Remedies.  The Purchaser and the Sellers acknowledge and agree that following the Closing, the indemnification provisions of Article VIII and Article IX and the provisions of any Ancillary Document shall be the sole and exclusive remedies of the Purchaser and the Sellers for any breach by the other party of the representations and warranties in this Agreement or in any Ancillary Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement or in any Ancillary Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties hereto shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity.

Section 8.07           Right to Set-Off.  Any indemnification amount payable under this Article VIII by the Sellers shall be, to the extent permitted by Law, an adjustment to the Purchase Price.  The indemnification obligations of the Sellers set forth in this Article VIII and the payment obligations of Seller set forth in Section 2.04(f) arising at any time shall be satisfied, in whole or in part, first, from the Escrow Cash, in accordance with the terms of the Escrow Agreement and, second, at the option of the Purchaser, by offset against any portion of the Earn-Out Payments not yet paid to the Sellers at the time such indemnification obligation or payment obligation becomes due and payable.

ARTICLE IX

TAX MATTERS

Section 9.01           Tax Return Filing.

(a)           The Sellers shall prepare, and with the Purchaser’s cooperation, timely file all Tax Returns of the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) which Tax Returns have not been filed as of the Closing Date.  The Purchaser shall have a reasonable opportunity to review all such Pre-Closing Period Tax Returns relating solely to the Company.  The Sellers shall pay and discharge all Taxes shown to be due on such Pre-Closing Period Tax Returns before the same shall become delinquent and before penalties accrue thereon.  The Purchaser shall prepare and timely file all Tax Returns of the Company for the Straddle Period.  The Sellers shall have a reasonable opportunity to review and comment upon all such Tax Returns prior to their filing.  The Purchaser shall pay and discharge all Taxes shown to be due on such Tax Returns.  No later than ten (10) business days prior to the due date of such return, the Sellers shall pay to the Company the amount of Taxes attributable to the pre-Closing portion of the Straddle Period in accordance with Section 9.03(a).

(b)           The Company will not file an amended Tax Return or make an election with respect to periods or portions thereof ending on or before the Closing without the written consent of the Purchaser if the amendment or election adversely affects the Purchaser, the Assets, or the business conducted by the Company.

Section 9.02           Allocation for Straddle Period.  For purposes of this Agreement, the amount of Taxes of the Company attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the “Straddle Period”) shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.

Section 9.03           Indemnification.  Zarlingo, jointly and severally, and the other Sellers, severally, agree to indemnify, defend and hold harmless the Purchaser, its Affiliates (including the Company) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) against (i) all Taxes imposed on the Company or asserted against the properties, income or operations of the Company for any taxable period of the Company or portion thereof ending on or prior to the Closing Date including the pre-Closing portion of any Straddle Period; (ii) Taxes of any member of a consolidated group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the

Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign law; (iii) Taxes of any Person (other than the Company) imposed on the Company as a transferee, successor, by contract, or otherwise; and (iv) any Losses arising out of or resulting from a breach of any representation or warranty contained in Section 4.13; provided, however, the Sellers shall not be liable to the extent of Taxes specifically identified and included in the Final Working Capital, and provided, further, that the maximum aggregate amount which may be recovered from the Sellers under this Article IX shall not exceed one-half of the Purchase Price, less any amounts previously paid by the Sellers under this Article IX or under Section 8.02 for claims for indemnification for Losses resulting from fraud.

Section 9.04           Survival.  This Article IX shall survive until three (3) months after the expiration of the statute of limitations with respect to the applicable Tax.

Section 9.05           Transfer Taxes.  The Sellers shall be responsible for the preparation of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction contemplated thereby and shall be responsible for the payment of such Taxes.  The Sellers shall file with the Purchaser’s cooperation all necessary documentation and Tax Returns with respect to such Taxes.

Section 9.06           Character of Payments.  To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 9.07           Termination of Existing Tax-Sharing Agreements.  All Tax-sharing agreements or similar arrangements with respect to or involving the Company shall be terminated with respect to the Company diaries prior to the Closing Date, and, after the Closing Date, neither the Sellers and their Affiliates, on the one hand, nor the Company, on the other, shall be bound thereby or have any liability thereunder to the other party for amounts due in respect of such agreements and arrangements.

Section 9.08           Tax Treatment; Allocation.  Except as otherwise provided by Law, the parties intend to treat the transactions contemplated by this Agreement as a transaction described by Situation Two of IRS Revenue Ruling 99-6, 1999-1 C.B. 432.  The parties acknowledge that the Purchase Price shall be allocated among the assets of the Company (the “Purchase Price Allocation”) as agreed by the Purchaser and the Sellers’ Representative in writing after Closing, provided that such allocation shall be consistent with the principles set forth in Section 9.08 of the Disclosure Schedule.  Each of the parties hereto will not take a position on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price Allocation.  Notwithstanding the tax treatment of the transactions contemplated by this Agreement under such IRS Revenue Ruling, the Parties each agree that the transaction contemplated by this Agreement constitutes a sale of membership interests by the Sellers to the Purchaser.

Section 9.09           Sole Tax Provision.  This Article IX shall be the sole provision governing indemnities for Taxes under this Agreement.

ARTICLE X

TERMINATION

Section 10.01         Right of Parties to Terminate.  This Agreement may be terminated:

(a)           by mutual written agreement of the Purchaser and the Sellers; or

(b)           by the Purchaser, if any of the Sellers shall have breached any of their representations and warranties hereunder and shall not have cured such breach within fifteen (15) days following notice of such breach by the Purchaser, provided that such breach would reasonably be expected to result in damages in excess of $100,000; or

(c)           by the Purchaser, if any of the Sellers shall have breached any of their covenants or agreements hereunder in any material respect and shall not have cured such breach within fifteen (15) days following notice of such breach by the Purchaser; or

(d)           by the Sellers, if the Purchaser shall have breached any of its representations and warranties hereunder in any material respect and shall not have cured such breach within fifteen (15) days following notice of such breach by the Sellers; or

(e)           by the Sellers, if the Purchaser shall have breached any of its covenants or agreements hereunder in any material respect and shall not have cured such breach within fifteen (15) days following notice of such breach by the Sellers; or

(f)            by either the Purchaser or the Sellers, by written notice to the other party, if the Closing shall not have occurred on or prior to May 14, 2008; provided, however, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 10.02         Effect of Termination.  If either the Purchaser or the Sellers decide to terminate this Agreement pursuant to Section 10.01, such party shall promptly give written notice to the other party of such decision.  In the event of a proper termination pursuant to Section 10.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement with respect to the matters contemplated by this Agreement, except that nothing in this Section 10.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01         Dispute Resolution.Anything else in this Agreement, or any other document or instrument to the contrary notwithstanding and with the exception of any dispute(s) which may arise under Sections 2.03 and 2.04 (which disputes, if any, shall be resolved in the manner set forth therein), any controversy, claim, dispute, question or disagreement arising out of or relating to this Agreement or the breach thereof, or any Ancillary Agreement or other agreements or instruments relating hereto or delivered in connection herewith, including but not limited to a claim based on or arising from an alleged tort (any of the foregoing, a “Dispute Subject to Resolution”), shall be settled by use of the dispute resolution process set forth in this Section 11.01.  In the event of a Dispute Subject to Resolution, the parties shall use their best efforts to settle the same.  To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a solution satisfactory to all parties.

(a)           Mediation.  The complaining party shall have the option of pursuing non-binding mediation or arbitration.  In the event the complaining party chooses the option of non-binding mediation, the complaining party shall send a written notice in accordance with Section 11.03 to the other party requesting mediation of the matter to be administered by JAMS in a proceeding held in Chicago, Illinois (“Request for Mediation”).  In such Request, the complaining party may propose a timeframe for the mediation.  Within seven (7) business days after the date of the Request for Mediation, the responding party shall advise the complaining party in writing whether or not the responding party would agree to submit the dispute for non-binding mediation.  The parties agree that the sending of the Request for Mediation as set forth above shall constitute submission of the claims for mediation, and that such submission of claims to a mediator appointed mutually by the parties; provided that such mediator shall have significant experience as professional in the Business or similar field.  In the event the parties decide not to engage in mediation or are unable to resolve their disputes through such non-binding mediation, either party shall have the right to initiate arbitration of the matter.

(b)           Arbitration (which may include mediation during the arbitration).  If the parties are unable to reach agreement through voluntary non-binding mediation or if the parties have not agreed to submit the matter to mediation before arbitration, upon notice by either party to the other, all Disputes Subject to Resolution shall be finally settled by arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures.  The arbitration proceeding shall be held in Chicago, Illinois before a single arbitrator knowledgeable in health care matters mutually agreeable to the Sellers’ Representative and the Purchaser, or if the Sellers’ Representative and the Purchaser are unable to agree on a single arbitrator, by a panel of three arbitrators, one selected by each party and the other chosen by agreement of the other two arbitrators or failing such selection appointment by JAMS.  Any party may seek a preliminary injunction or other preliminary judicial relief or any interim or provisional relief in any federal court sitting in the city of Chicago, Illinois (or if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Illinois state court sitting in the city of Chicago, Illinois) that such party believes is necessary to protect the rights or property of such party, pending the arbitral tribunal’s determination of the merits of the controversy, and the Parties each hereby irrevocably submit to the jurisdiction of such courts for the purpose of any such action.  The institution and maintenance of an Action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff/claimant, to submit the controversy or claim to arbitration if the other party contests such action for judicial relief.  The Federal Rules of Civil Procedure and not JAMS’ Comprehensive Arbitration Rules and Procedures, shall govern the discovery process.  All discovery shall be completed no later than fifteen (15) days prior to the final arbitration hearing.  Unless otherwise agreed by the parties, the final arbitration hearing shall be held within sixty (60) days following the appointment of the arbitrators.  The arbitrators may grant any remedy or relief that the arbitrator deems just and equitable.  The award shall be in writing, accompanied by written conclusions and findings, and shall be signed by a majority of the arbitrators.  The arbitrators may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.  Judgment on the award may be entered in any court having jurisdiction.  The non-prevailing party shall be entitled to appeal such award in any federal district court sitting in the city of Chicago, Illinois (or if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Illinois state court sitting in the city of Chicago, Illinois).

Section 11.02         Expenses.  Except as otherwise specified in this Agreement and the Company’s legal counsel which shall be borne by the Company and paid in full on or prior to the Closing, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(a)           if to the Sellers’ Representative:

Monte Zarlingo, M.D.

700 West 7th Avenue, Unit 808

Spokane, WA  99204

Telecopy: (415) 366-1930

with a copy (which shall not constitute notice) to:

Krendl Krendl Sachnoff & Way, Professional Corporation

370 17th Street, Suite 5350

Denver, CO 80202

Telecopy: (303) 629-2606

Attention: Sherri D. Way, Esq.

(b)           if to a Seller, then to such Seller:

c/o Monte Zarlingo, M.D.

700 West 7th Avenue, Unit 808

Spokane, WA  99204

Telecopy: (415) 366-1930

with a copy (which shall not constitute notice) to:

Krendl Krendl Sachnoff & Way, Professional Corporation

370 17th Street, Suite 5350

Denver, CO 80202

Telecopy: (303) 629-2606

Attention: Sherri D. Way, Esq.

(c)           if to the Purchaser:

Virtual Radiologic Corporation

5995 Opus Parkway, Suite 200

Minnetonka, MN  55343

Telecopy:  (952) 938-1662

Attention:  Sean Casey, M.D., Chief Executive Officer

 George H. Frisch, Secretary and General Counsel

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY  10022

Telecopy:  (212) 735-8708

Attention:  David A. Scherl, Esq.

                  Jack Levy, Esq.

Section 11.04         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.05         Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Sellers, the Purchaser, and their respective Affiliates with respect to the subject matter hereof and thereof.

Section 11.06         Assignment.  This Agreement may not be assigned without the express written consent of the Sellers’ Representative and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers’ Representative or the Purchaser), as the case may be; provided, that the Purchaser may assign all of its rights and interests hereunder (i) to one or more of its Affiliates or Affiliated Medical Practices, (ii) to any bank or lender of the Purchaser or the Company for collateral purposes, or (iii) in connection with the merger or consolidation of, or sale, transfer or other disposition of all or substantially all of the equity interests or assets of the Purchaser or the Company; provided, that in the case of clauses (i) and (iii) such assignee agrees to assume the obligations of the Purchaser under this Agreement and provided, further, that no assignment shall relieve Purchaser of its obligations hereunder unless Sellers’ Representative agrees to release Purchaser in writing.

Section 11.07         Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 11.08.

Section 11.08         Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by such other party pursuant hereto or (c) waive compliance with any of the agreements of another party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.09         No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Articles VIII and IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.10         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.  Subject to the provisions of Section 11.01, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Minnesota federal court sitting in the city of Minneapolis, Minnesota; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Minnesota state court sitting in the city of Minneapolis, Minnesota.  Consistent with the preceding sentence and subject to provisions of Section 11.01, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the city of Minneapolis, Minnesota for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 11.11         [Reserved]

Section 11.12         Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the Company, the Sellers, the Sellers’ Representative and the Purchaser have caused this Agreement to be duly executed as of the date first written above.

COMPANY

Diagna Radiology, LLC

By:	/s/ Monte Zarlingo, M.D.
Monte Zarlingo, M.D., Manager

SELLERS

/s/ Monte Zarlingo, M.D.
Monte Zarlingo, M.D.

/s/ Jon Schadow
Jon Schadow

/s/ Steve Sipprell
Steve Sipprell

SELLERS’ REPRESENTATIVE

/s/ Monte Zarlingo, M.D.
Monte Zarlingo, M.D.

PURCHASER

Virtual Radiologic Corporation

By:	/s/ Rob Kill
Rob Kill, President and Chief Operating Officer

[Signature page to Membership Interest Purchase Agreement]

ANNEX I

MEMBERS OF THE COMPANY

Name of Member	Applicable Percentage

Monte Zarlingo, M.D.	86.48%

Jon Schadow	8.19%

Steve Sipprell	5.33%

ANNEX II

ADJUSTED WORKING CAPITAL BENCHMARK CALCULATION

See attached

ANNEX III

2009 EARN-OUT PAYMENT

The 2009 Earn-Out Payment, if any, shall be an amount equal to (i) the 2009 Base Earn-Out Payment set forth opposite the 2009 Gross Profit Range that includes the Gross Profit set forth in the 2009 Final Earn-Out Statement plus (ii) an amount equal to $11,000 multiplied by a fraction, the numerator of which is the amount by which the Gross Profit set forth in the 2009 Final Earn-Out Statement exceeds the amount stated in the “Equal to or More Than” column for the applicable 2009 Gross Profit Range and the denominator of which is $4,999.

2009 Gross Profit Range		2009 Base Earn-Out
Equal to or More Than	But Less Than	Payment
$0.00	$2,399,999.00	$0.00
$2,400,000.00	$2,404,999.00	$220,000.00
$2,405,000.00	$2,409,999.00	$231,000.00
$2,410,000.00	$2,414,999.00	$242,000.00
$2,415,000.00	$2,419,999.00	$253,000.00
$2,420,000.00	$2,424,999.00	$264,000.00
$2,425,000.00	$2,429,999.00	$275,000.00
$2,430,000.00	$2,434,999.00	$286,000.00
$2,435,000.00	$2,439,999.00	$297,000.00
$2,440,000.00	$2,444,999.00	$308,000.00
$2,445,000.00	$2,449,999.00	$319,000.00
$2,450,000.00	$2,454,999.00	$330,000.00
$2,455,000.00	$2,459,999.00	$341,000.00
$2,460,000.00	$2,464,999.00	$352,000.00
$2,465,000.00	$2,469,999.00	$363,000.00
$2,470,000.00	$2,474,999.00	$374,000.00
$2,475,000.00	$2,479,999.00	$385,000.00
$2,480,000.00	$2,484,999.00	$396,000.00
$2,485,000.00	$2,489,999.00	$407,000.00
$2,490,000.00	$2,494,999.00	$418,000.00
$2,495,000.00	$2,499,999.00	$429,000.00
$2,500,000.00	$2,504,999.00	$440,000.00
$2,505,000.00	$2,509,999.00	$451,000.00
$2,510,000.00	$2,514,999.00	$462,000.00
$2,515,000.00	$2,519,999.00	$473,000.00
$2,520,000.00	$2,524,999.00	$484,000.00
$2,525,000.00	$2,529,999.00	$495,000.00
$2,530,000.00	$2,534,999.00	$506,000.00
$2,535,000.00	$2,539,999.00	$517,000.00
$2,540,000.00	$2,544,999.00	$528,000.00
$2,545,000.00	$2,549,999.00	$539,000.00
$2,550,000.00	$2,554,999.00	$550,000.00
$2,555,000.00	$2,559,999.00	$561,000.00
$2,560,000.00	$2,564,999.00	$572,000.00
$2,565,000.00	$2,569,999.00	$583,000.00
$2,570,000.00	$2,574,999.00	$594,000.00

2009 Gross Profit Range		2009 Base Earn-Out
Equal to or More Than	But Less Than	Payment
$2,575,000.00	$2,579,999.00	$605,000.00
$2,580,000.00	$2,584,999.00	$616,000.00
$2,585,000.00	$2,589,999.00	$627,000.00
$2,590,000.00	$2,594,999.00	$638,000.00
$2,595,000.00	$2,599,999.00	$649,000.00
$2,600,000.00	$2,604,999.00	$660,000.00
$2,605,000.00	$2,609,999.00	$671,000.00
$2,610,000.00	$2,614,999.00	$682,000.00
$2,615,000.00	$2,619,999.00	$693,000.00
$2,620,000.00	$2,624,999.00	$704,000.00
$2,625,000.00	$2,629,999.00	$715,000.00
$2,630,000.00	$2,634,999.00	$726,000.00
$2,635,000.00	$2,639,999.00	$737,000.00
$2,640,000.00	$2,644,999.00	$748,000.00
$2,645,000.00	$2,649,999.00	$759,000.00
$2,650,000.00	$2,654,999.00	$770,000.00
$2,655,000.00	$2,659,999.00	$781,000.00
$2,660,000.00	$2,664,999.00	$792,000.00
$2,665,000.00	$2,669,999.00	$803,000.00
$2,670,000.00	$2,674,999.00	$814,000.00
$2,675,000.00	$2,679,999.00	$825,000.00
$2,680,000.00	$2,684,999.00	$836,000.00
$2,685,000.00	$2,689,999.00	$847,000.00
$2,690,000.00	$2,694,999.00	$858,000.00
$2,695,000.00	$2,699,999.00	$869,000.00
$2,700,000.00	$2,704,999.00	$880,000.00
$2,705,000.00	$2,709,999.00	$891,000.00
$2,710,000.00	$2,714,999.00	$902,000.00
$2,715,000.00	$2,719,999.00	$913,000.00
$2,720,000.00	$2,724,999.00	$924,000.00
$2,725,000.00	$2,729,999.00	$935,000.00
$2,730,000.00	$2,734,999.00	$946,000.00
$2,735,000.00	$2,739,999.00	$957,000.00
$2,740,000.00	$2,744,999.00	$968,000.00
$2,745,000.00	$2,749,999.00	$979,000.00
$2,750,000.00	$2,754,999.00	$990,000.00
$2,755,000.00	$2,759,999.00	$1,001,000.00
$2,760,000.00	$2,764,999.00	$1,012,000.00
$2,765,000.00	$2,769,999.00	$1,023,000.00
$2,770,000.00	$2,774,999.00	$1,034,000.00
$2,775,000.00	$2,779,999.00	$1,045,000.00
$2,780,000.00	$2,784,999.00	$1,056,000.00
$2,785,000.00	$2,789,999.00	$1,067,000.00
$2,790,000.00	$2,794,999.00	$1,078,000.00
$2,795,000.00	$2,799,999.00	$1,089,000.00
$2,800,000.00		$1,100,000.00

2

ANNEX IV

2010 EARN-OUT PAYMENT

The 2010 Earn-Out Payment, if any, shall be an amount equal to (i) the 2010 Base Earn-Out Payment set forth opposite the 2010 Gross Profit Range that includes the Gross Profit set forth in the 2010 Final Earn-Out Statement plus (ii) an amount equal to $11,000 multiplied by a fraction, the numerator of which is the amount by which the Gross Profit set forth in the 2010 Final Earn-Out Statement exceeds the amount stated in the “Equal to or More Than” column for the applicable 2010 Gross Profit Range and the denominator of which is $4,999.

2010 Gross Profit Range		2010 Base Earn-Out
Equal to or More Than	But Less Than	Payment
$0.00	$2,599,999.00	$0.00
$2,600,000.00	$2,604,999.00	$220,000.00
$2,605,000.00	$2,609,999.00	$231,000.00
$2,610,000.00	$2,614,999.00	$242,000.00
$2,615,000.00	$2,619,999.00	$253,000.00
$2,620,000.00	$2,624,999.00	$264,000.00
$2,625,000.00	$2,629,999.00	$275,000.00
$2,630,000.00	$2,634,999.00	$286,000.00
$2,635,000.00	$2,639,999.00	$297,000.00
$2,640,000.00	$2,644,999.00	$308,000.00
$2,645,000.00	$2,649,999.00	$319,000.00
$2,650,000.00	$2,654,999.00	$330,000.00
$2,655,000.00	$2,659,999.00	$341,000.00
$2,660,000.00	$2,664,999.00	$352,000.00
$2,665,000.00	$2,669,999.00	$363,000.00
$2,670,000.00	$2,674,999.00	$374,000.00
$2,675,000.00	$2,679,999.00	$385,000.00
$2,680,000.00	$2,684,999.00	$396,000.00
$2,685,000.00	$2,689,999.00	$407,000.00
$2,690,000.00	$2,694,999.00	$418,000.00
$2,695,000.00	$2,699,999.00	$429,000.00
$2,700,000.00	$2,704,999.00	$440,000.00
$2,705,000.00	$2,709,999.00	$451,000.00
$2,710,000.00	$2,714,999.00	$462,000.00
$2,715,000.00	$2,719,999.00	$473,000.00
$2,720,000.00	$2,724,999.00	$484,000.00
$2,725,000.00	$2,729,999.00	$495,000.00
$2,730,000.00	$2,734,999.00	$506,000.00
$2,735,000.00	$2,739,999.00	$517,000.00
$2,740,000.00	$2,744,999.00	$528,000.00
$2,745,000.00	$2,749,999.00	$539,000.00
$2,750,000.00	$2,754,999.00	$550,000.00
$2,755,000.00	$2,759,999.00	$561,000.00
$2,760,000.00	$2,764,999.00	$572,000.00
$2,765,000.00	$2,769,999.00	$583,000.00
$2,770,000.00	$2,774,999.00	$594,000.00

2010 Gross Profit Range		2010 Base Earn-Out
Equal to or More Than	But Less Than	Payment
$2,775,000.00	$2,779,999.00	$605,000.00
$2,780,000.00	$2,784,999.00	$616,000.00
$2,785,000.00	$2,789,999.00	$627,000.00
$2,790,000.00	$2,794,999.00	$638,000.00
$2,795,000.00	$2,799,999.00	$649,000.00
$2,800,000.00	$2,804,999.00	$660,000.00
$2,805,000.00	$2,809,999.00	$671,000.00
$2,810,000.00	$2,814,999.00	$682,000.00
$2,815,000.00	$2,819,999.00	$693,000.00
$2,820,000.00	$2,824,999.00	$704,000.00
$2,825,000.00	$2,829,999.00	$715,000.00
$2,830,000.00	$2,834,999.00	$726,000.00
$2,835,000.00	$2,839,999.00	$737,000.00
$2,840,000.00	$2,844,999.00	$748,000.00
$2,845,000.00	$2,849,999.00	$759,000.00
$2,850,000.00	$2,854,999.00	$770,000.00
$2,855,000.00	$2,859,999.00	$781,000.00
$2,860,000.00	$2,864,999.00	$792,000.00
$2,865,000.00	$2,869,999.00	$803,000.00
$2,870,000.00	$2,874,999.00	$814,000.00
$2,875,000.00	$2,879,999.00	$825,000.00
$2,880,000.00	$2,884,999.00	$836,000.00
$2,885,000.00	$2,889,999.00	$847,000.00
$2,890,000.00	$2,894,999.00	$858,000.00
$2,895,000.00	$2,899,999.00	$869,000.00
$2,900,000.00	$2,904,999.00	$880,000.00
$2,905,000.00	$2,909,999.00	$891,000.00
$2,910,000.00	$2,914,999.00	$902,000.00
$2,915,000.00	$2,919,999.00	$913,000.00
$2,920,000.00	$2,924,999.00	$924,000.00
$2,925,000.00	$2,929,999.00	$935,000.00
$2,930,000.00	$2,934,999.00	$946,000.00
$2,935,000.00	$2,939,999.00	$957,000.00
$2,940,000.00	$2,944,999.00	$968,000.00
$2,945,000.00	$2,949,999.00	$979,000.00
$2,950,000.00	$2,954,999.00	$990,000.00
$2,955,000.00	$2,959,999.00	$1,001,000.00
$2,960,000.00	$2,964,999.00	$1,012,000.00
$2,965,000.00	$2,969,999.00	$1,023,000.00
$2,970,000.00	$2,974,999.00	$1,034,000.00
$2,975,000.00	$2,979,999.00	$1,045,000.00
$2,980,000.00	$2,984,999.00	$1,056,000.00
$2,985,000.00	$2,989,999.00	$1,067,000.00
$2,990,000.00	$2,994,999.00	$1,078,000.00
$2,995,000.00	$2,999,999.00	$1,089,000.00
$3,000,000.00		$1,100,000.00

2

EXHIBIT A

DIAGNA RADIOLOGISTS

Steven Archibald, M.D.
Ketan C. Davae, M.D.
Jon Foral, M.D.
Julia Lee, M.D.
Anna Morales, M.D.
Virginia Schreiner, M.D.
Monte Zarlingo, M.D.

A-1

EXHIBIT B

ESCROW AGREEMENT

See attached.

ESCROW AGREEMENT

                This Escrow Agreement (this “Escrow Agreement”) dated this 14th day of April, 2008 (the “Effective Date”), is entered into by and among Monte Zarlingo, M.D., as the Sellers’ Representative, and Virtual Radiologic Corporation, a Delaware  corporation (the “Purchaser”) (collectively, the “Parties”), and Wells Fargo Bank, National Association (the “Escrow Agent”).

RECITALS

                A.            The Parties, Diagna Radiology, LLC, a Delaware limited liability company (the “Company”) and Monte Zarlingo, M.D., Jon Schadow, and Steve Sipprell (collectively, the “Sellers”), have entered into that certain Membership Interest Purchase Agreement dated as of the Effective Date (the “Purchase Agreement”).  Terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

                B.            Pursuant to the Purchase Agreement, the Parties agreed to place in escrow a portion of the Purchase Price, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

                C.  Pursuant to the Purchase Agreement, the Sellers appointed the Sellers’ Representative to represent the Sellers with respect to matters under and in connection with this Escrow Agreement and the Purchase Agreement.

                In consideration of the foregoing promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

                Section 1.01 Receipt of Escrow Property.  At the Closing, in accordance with Section 2.02 of the Purchase Agreement, the Purchaser shall deliver to the Escrow Agent the aggregate sum of Seven Hundred Fifty Thousand & 00/100 Dollars ($750,000) (the “Escrow Property”), consisting of Six Hundred Thousand & 00/100 Dollars ($600,000) (the “General Indemnity and Working Capital Escrow Amount”) and One Hundred Fifty Thousand & 00/100 Dollars ($150,000) (the “Change Fee Payment Escrow Amount”).  Escrow Agent shall hold these amounts in separate subaccounts within the escrow account, as further described in Sections 1.02 and 1.03(d) below.

                Section 1.02 Investments.  The Escrow Agent shall be permitted, and is hereby directed to deposit, transfer, hold, and invest all funds received under this Escrow Agreement, including principal and interest, in such investment funds set forth on Exhibit A hereto or successor funds comparable to the foregoing (the “Permitted Investments”).  The Escrow Agent shall invest the Escrow Property in the Permitted Investments in accordance with the written instructions of the Sellers’ Representative substantially in the form of Exhibit A, attached hereto, as may from time to time be provided to the Escrow Agent.  In the absence of such direction, the Escrow Agent is hereby directed to invest the Escrow Property in the Wells Fargo Advantage Funds, Government Money Market Fund, Service Class Shares.  Any interest or investment earnings on the Escrow Property shall become part of the Escrow Property and added to the applicable deposits into the subaccounts based on the purposes in Section 1.01 and 1.03(d), and shall be disbursed in accordance with Section 1.03 of this Escrow Agreement.

                The Escrow Agent shall be entitled to sell or redeem any such investments as necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Escrow Agreement, or for any loss resulting from the sale of such investment.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

                Investments in the Permitted Investments are not obligations of, or endorsed or guaranteed by, the Escrow Agent or its affiliates and are not insured by the Federal Deposit Insurance Corporation.  The Escrow Agent and its affiliates provide various services for the Permitted Investments and are paid fees for such services.  Proceeds of the sale of investments will be delivered on the Business Day on which the appropriate instructions are received by the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

                Investments will be made promptly following the delivery of the Escrow Property to the Escrow Agent taking into consideration the regulations and requirements (including investment cut-off times) of the Federal Reserve wire system, any investment provider and the Escrow Agent.

Section 1.03  Disbursement of Escrow Property.  The Escrow Agent shall disburse the Escrow Property as provided in this Section 1.03.

(a)           Disbursement of General Indemnity and Working Capital Escrow Amount For Indemnification Purposes.  The General Indemnity and Working Capital Escrow Amount, including the Income and Investment Proceeds (as defined in Section 1.03(d) below) attributable thereto, shall be disbursed as set forth in this Section 1.03(a) or in Section 1.03(b) below.  The Purchaser may, from time to time, deliver to the Sellers’ Representative and the Escrow Agent a written notice of a claim for indemnification under Article VIII of the Purchase Agreement (an “Indemnity Claim Notice”), including a description and the amount of the claim and a request for disbursement from the General Indemnity and Working Capital Escrow Amount in the amount claimed.  On or before the twentieth (20th) Business Day after receipt by the Escrow Agent of the Indemnity Claim Notice, the Sellers’ Representative may provide the Escrow Agent and the Purchaser with written notice that the Sellers’ Representative disputes all or a portion of the claim as set forth in the Indemnity Claim Notice (“Indemnity Claim Dispute Notice”), which shall set forth a description and the amount of the claim in dispute (a “Disputed Claim Amount”) and the amount of the claim, if any, that is not disputed by Sellers’ Representative (the “Undisputed Claim Amount”).

(i)            If the Escrow Agent receives an Indemnity Claim Notice from the Purchaser and (A) the Sellers’ Representative timely notifies the Escrow Agent that it does not dispute the claim set forth in the Indemnity Claim Notice or (B) the Sellers’ Representative fails to provide the Escrow Agent with a timely Indemnity Claim Dispute Notice, then the Escrow Agent shall disburse to the Purchaser the amount stated in the Indemnity Claim Notice in accordance with the instructions contained in the Indemnity Claim Notice.

(ii)           If the Escrow Agent receives an Indemnity Claim Notice from the Purchaser and the Sellers’ Representative provides Escrow Agent with a timely Indemnity Claim Dispute Notice, then the Escrow Agent shall (A) retain the Disputed Claim Amount in escrow and (B) disburse to the Purchaser from the General Indemnity and Working Capital Escrow Amount an amount equal to the Undisputed Claim Amount, if any.  The Escrow Agent shall not disburse a Disputed Claim Amount until the earliest to occur of the following:  (X) the Sellers’ Representative provides Escrow Agent with written notice stating it has withdrawn its Indemnity Claim Dispute Notice, in which case Escrow Agent will disburse to the Purchaser the Disputed Claim Amount in accordance with the instructions provided in the Indemnity Claim Notice, (Y) the Purchaser and the Sellers’ Representative execute and deliver to Escrow Agent joint written instructions specifying the amount of any disbursement to be made with respect to the Indemnity Claim Notice, in which case Escrow Agent shall make a disbursement from the General Indemnity and Working Capital Escrow Amount as directed in such joint written instructions; or (Z) the Purchaser or the Sellers’ Representative provides to the Escrow Agent either a final certified copy of an order from JAMS or a final judgment from a court of competent jurisdiction setting forth the amount, if any, to be disbursed in satisfaction of the claim described in the Indemnity Claim Notice, in which case the Escrow Agent shall make a disbursement to the Purchaser from the General Indemnity and Working Capital Escrow Amount in the amount specified in such order or final judgment; less any Undisputed Claim Amount previously distributed to Purchaser with respect to the applicable claim.

(iii)          The Escrow Agent shall distribute the General Indemnity and Working Capital Escrow Amount to the Seller’s Representative as follows:

                                                                (A)          On the six (6) month anniversary of the Effective Date, Escrow Agent will disburse to Seller’s Representative an amount equal to One Hundred Twenty-Five Thousand & 00/100 Dollars ($125,000) of the General Indemnity and Working Capital Escrow Amount (or if less, the General Indemnity and Working Capital Escrow Amount then remaining) including all Income and Investment Proceeds attributable thereto through the date of distribution less an amount sufficient to fully satisfy any pending claims set forth in an Indemnity Claim Notice which was delivered prior to the date of distribution;

                                                                (B)           On the twelve (12) month anniversary of the Effective Date, Escrow Agent will disburse to Seller’s Representative an amount equal to Two Hundred Thousand & 00/100 Dollars ($200,000) of the General Indemnity and Working Capital Escrow Amount (or if less, the General Indemnity and Working Capital Escrow Amount then remaining) including all Income and Investment Proceeds attributable thereto through the date of distribution less an amount sufficient to fully satisfy any pending claims set forth in an Indemnity Claim Notice(s) which were delivered prior to the date of distribution (reduced by any amounts previously retained under Section 1.03(a)(iii)(A) above); and

                                                                (C)           On the eighteen (18) month anniversary of the Effective Date, Escrow Agent will disburse to Seller’s Representative the remaining balance of the General Indemnity and Working Capital Escrow Amount including all Income and Investment Proceeds attributable thereto through the date of distribution less an amount sufficient to fully satisfy any pending claims set forth in an Indemnity Claim Notice(s) which were delivered prior to the date of distribution (reduced by any amounts previously retained under Sections 1.03(a)(iii)(A) or (B) above).

Any amounts retained pursuant to Sections 1.03(a)(iii)(A), (B), or (C) above with respect to any timely Indemnity Claim Notice(s) received by Escrow Agent (collectively, the  “Pending Dispute Reserve”) will be retained by the Escrow Agent until instructions to disburse the Pending Dispute Reserve are delivered to the Escrow Agent in accordance with the procedures set forth in Section 1.03(a)(ii) above.

(iv)          Notwithstanding the above, Escrow Agent shall not make any distributions of the Change Fee Payment Escrow Amount to a party, except pursuant to the terms of Section 1.03(c) below.  In addition, the Parties may cause the distribution at any time of all or a portion of the General Indemnity and Working Capital Escrow Amount pursuant to joint written instructions of the Purchaser and the Sellers’ Representative.

(b)           Disbursement of General Indemnity and Working Capital Escrow Amount for Adjusted Working Capital Adjustment.  In addition to the purpose set forth in Section 1.03(a) above, the Purchase Agreement requires the General Indemnity and Working Capital Escrow Amount to be held as security for any adjustment based on the Company’s Adjusted Working Capital, as set forth in Section 2.04 of the Purchase Agreement.  Accordingly, in addition to the terms of Section 1.03(a) above, the General Indemnity and Working Capital Escrow Amount shall be distributed in accordance with the joint written instructions of the Sellers’ Representative and the Purchaser.  Promptly following the determination of the Final Adjusted Working Capital, if any amounts are payable to Purchaser under Section 2.04(f) of the Purchase Agreement, the Sellers’ Representative and the Purchaser agree to deliver joint written instructions to the Escrow Agent, in accordance with Section 2.04(e) of the Purchase Agreement and clearly marked as such, to cause the timely delivery of an amount of the General Indemnity and Working Capital Escrow Amount equal to the amount payable to the Purchaser under Section 2.04(f) of the Purchase Agreement.

(c)           Disbursement of Change Fee Payment Escrow Amount.

                                                (i)            The Parties acknowledge that Ketan Davae, M.D. (“Dr. Davae”) may become entitled to a “Change Fee”, as defined in, and pursuant to the terms of that certain Professional Services Agreement dated October 23, 2006, between the Company and Dr. Davae (“Services Agreement”) in the amount of One Hundred Fifty Thousand & 00/100 Dollars ($150,000) (the “Change Fee Amount”) and that the Change Fee Payment Escrow Amount is intended to provide funds to satisfy any claim made by Dr. Davae with respect thereto.

                                                (ii)           At any time after the Effective Date, including following the delivery of a Change Fee Dispute and Indemnity Notice (as defined below) pursuant to Section 1.03(c)(iii), upon delivery by the Sellers’ Representative to the Purchaser of an agreement executed by Dr. Davae releasing the Company and the Purchaser of all obligations under the Services Agreement relating to the Change Fee Amount, such agreement to be in form and substance satisfactory to the Purchaser, then the Sellers’ Representative and the Purchaser agree to give joint written instructions for the distribution of the Change Fee Amount to the Sellers’ Representative.

                                                (iii)          Following a demand from Dr. Davae for payment of the Change Fee under the Services Agreement, the Purchaser may deliver to the Sellers’ Representative and the Escrow Agent a written request to disburse the Change Fee Amount (or portion thereof) to the Company for payment to Dr. Davae (a “Change Fee Disbursement Request”).  On or before the fifteenth (15th) Business Day after receipt by the Escrow Agent of the Change Fee Disbursement Request, the Sellers’ Representative may provide the Escrow Agent and the Purchaser with written notice that the Sellers’ Representative disputes Dr. Davae’s right to receive the Change Fee (or portion thereof) and that Sellers’ Representative acknowledges and confirms the indemnification obligations with respect to any claim by Dr. Davae as set forth in the Purchase Agreement (a “Change Fee Dispute and Indemnity Notice”).

                                                                (A)          If the Escrow Agent receives a Change Fee Disbursement Request from the Purchaser and (1) the Sellers’ Representative timely  notifies the Escrow Agent that it does not dispute Dr. Davae’s right to receive the Change Fee (or portion thereof) or (2) the Sellers’ Representative fails to provide the Escrow Agent with a timely Change Fee Dispute and Indemnity Notice, then the Escrow Agent shall disburse the Change Fee Escrow Payment Amount (or portion thereof) (but not any Interest and Investment Fees accrued with respect thereto) and to the Company in accordance with the instructions contained in the Change Fee Disbursement Request, and the Purchaser shall cause the amount so distributed to be paid to Dr. Davae.

                                                                (B)           If the Escrow Agent receives a Change Fee Disbursement Request from the Purchaser and the Sellers’ Representative provides Escrow Agent with a timely Change Fee Dispute and Indemnity Notice, then the Escrow Agent shall retain the Change Fee Escrow Payment Amount in escrow until it may be disbursed in accordance with the provisions set forth below in this Section 1.03(c)(iii)(B).  The Parties agree that following receipt of any timely Change Fee Dispute and Indemnity Notice, the Escrow Agent shall release all or a portion of the Change Fee Payment Escrow Amount (1) in accordance with the joint written instructions of the Sellers’ Representative and Purchaser, as they may deliver from time to time; (2) in accordance with the terms of a final non-appealable written order from a court of competent jurisdiction directing the Escrow Agent to disburse all or a portion of the Change Fee Escrow Payment Amount, accompanied by a legal opinion, reasonably satisfactory to the Escrow Agent and the Purchaser, to the effect that the order is final and non-appealable or that the time for appeal has lapsed, or (2) in accordance with the terms of any settlement agreement executed by Dr. Davae settling the dispute that may be delivered by the Sellers’ Representative.  For purposes of clarity, the settlement referenced in clause (2) of the preceding sentence shall mean a settlement agreement with respect to the dispute that includes a full release of the Company and the Purchaser with respect to the dispute.  Upon settlement of all outstanding matters relating to the dispute, any portion of Change Fee Payment Escrow Amount not used to satisfy Change Fee

Dispute Losses shall be distributed to the Sellers’ Representative, and the Sellers’ Representative and the Purchaser agree to promptly deliver joint written instructions to the Escrow Agent to cause the distribution to the Sellers’ Representative of such excess amount.

                                                (iv)          If the Change Fee Escrow Payment Amount has not been previously distributed pursuant to this Section 1.03(c), on the nine (9) month anniversary of the Effective Date, the Escrow Agent shall distribute to the Sellers’ Representative the Change Fee Payment Escrow Amount.

                                                (v)           The Parties agree that the indemnification obligation of the Sellers pursuant to Section 8.02(d) of the Purchase Agreement shall remain in full force and effect notwithstanding any release of the Change Fee Amount in accordance with the provisions of this Agreement.

                                                (vi)          Simultaneously with the disbursement of any portion of the Change Fee Payment Escrow Amount to the Purchaser or the Sellers’ Representative pursuant to this Section 1.03(c), the Escrow Agent shall disburse to the Sellers’ Representative all accrued Income and Investment Proceeds attributable to the Change Fee Payment Escrow Amount pursuant to Section 1.03(d) below.

                                                (vi)          Notwithstanding the foregoing, the Change Fee Payment Escrow Amount may otherwise be distributed:  (i) in accordance with any joint written instructions of the Sellers’ Representative and the Purchaser with respect to the Change Fee Payment Escrow Amount; or (ii) in accordance with either a final certified copy of an order from JAMS or a final non-appealable order of a court of competent jurisdiction.

                                (d)           Income and Investment Proceeds.  As used herein, the term “Income and Investment Proceeds” shall mean the aggregate amount of dividends or interest paid and/or gain realized on the investments made with respect to the Escrow Property.  The Parties agree that all of the Escrow Property shall be invested in the same manner and that the General Indemnity and Working Capital Escrow Amount and the Change Fee Payment Escrow Amount shall be deposited in separate accounts, but shall not be allocated to different investments and that any Income and Investment Proceeds shall be respectively allocated to (and treated as part of and additions to) the General Indemnity and Working Capital Escrow Amount and the Change Fee Payment Escrow Amount, as applicable, consistent with the terms of this Section 1.03(d).

Section 1.04 Income Tax Allocation and Reporting.

                                (a)           Tax Allocation and Reporting.  The Parties agree that, for tax reporting purposes, all interest or other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service be reported as having been earned by the Sellers, in accordance with their respective Applicable Percentage as set forth on Exhibit D, whether or not income was disbursed during a particular year.

(b)           Certification of Tax Identification Number.  Prior to closing, the Parties and the Sellers shall provide the Escrow Agent with certified tax identification numbers by

furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

                (c)           Tax Liability of the Escrow Agent.  To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  The Parties agree, jointly and severally, to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless any such tax, late payment, interest, penalty or other expense was caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.04(c) is in addition to the indemnification provided in Section 3.01 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.05  Termination.  Upon the disbursement of all of the Escrow Property, including any Income and Investment Proceeds, this Escrow Agreement shall terminate and be of no further force and effect except that the obligations of Sections 1.04(c), 3.01 and 3.02 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.01 Standard of Care.  The Escrow Agent shall be obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to any Party or any other person.  The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with this Escrow Agreement, the Purchase Agreement or any other agreement.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement.  In no event shall the escrow agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages which result from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

Section 2.02 Attorneys and Agents.   The Escrow Agent shall have the right, but not the obligation, to consult with counsel or other such professionals of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent in accordance with the advice of such counsel or other such professionals.  The Escrow Agent may in all cases pay such compensation to such counsel and shall be entitled to reimbursement as set forth in Section 3.01 for all such compensation paid.  The Escrow Agent may perform its duties through its agents, attorneys, custodians or nominees.

Section 2.03 Reliance. The Escrow Agent shall be protected in acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons.  Concurrent with the execution of this Escrow Agreement, the Purchaser shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit B hereto.

Section 2.04 Right Not Duty Undertaken.  The permissive right of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.05 No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

Section 2.06 No Liability for Directions.  The Escrow Agent will not be liable for any action taken or not taken by it in accordance with the direction or consent of the Purchaser and Sellers’ Representative, or their respective successors and/or assigns.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.01  Indemnification.  The Purchaser and Sellers’ Representative jointly and severally, hereby agree to indemnify and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such losses, liabilities, costs damages and expenses shall have been finally adjudicated to have resulted from the willful misconduct or gross negligence of the Escrow Agent.  The Escrow Agent may consult counsel of its choice with respect to any question arising under this Escrow Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.  The provisions of this Section 3.01 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.02  Limitation of Liability.  The Escrow Agent shall not be liable for any act or omission unless the Escrow Agent shall have been finally adjudicated to have been guilty of willful misconduct or gross negligence.   The Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under any instructions and/or in any document deposited under this Escrow Agreement due to any delay, any statute of limitations or due to any other reason.  The Escrow Agent shall have no further responsibility or liability whatsoever to the Purchaser and/or Sellers’ Representative following a partial or complete distribution of the Escrow Property pursuant to this Escrow Agreement.  The Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any written notice or instruction, provided for in this Escrow Agreement. In performing its obligations hereunder, the Escrow Agent shall be entitled to presume, without investigation or inquiry, the due execution, validity, effectiveness and enforceability of all documents it receives and shall be entitled to rely upon the genuineness of the signatures of the signatories of such documents, and also the truth and accuracy of any information contained therein.  The Escrow Agent assumes no responsibility for the validity or sufficiency of any instrument held as Escrow Property.

                Section 3.03 Resignation or Removal of the Escrow Agent.  The Escrow Agent may resign at any time by furnishing written notice of its resignation to the Purchaser and Sellers’ Representative.  The Purchaser and Sellers’ Representative may remove the Escrow Agent at any time by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective on the date specified in such notice and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Purchaser and/or Sellers’ Representative as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Purchaser and Sellers’ Representative have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties.

                Section 3.04 Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid 50% by Purchaser and 50% by Sellers’ Representative.  The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from 50% from the Purchaser and 50% by the Sellers’ Representative.  If the fees described above are not paid within 30 days of the date due pursuant to an invoice sent to the Parties, the Escrow Agent in its sole discretion may deduct the amount owed it without any further notice to the Parties, all pursuant to this Section 3.04.  The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights described above, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

                Section 3.05  Disagreements.  If any disagreement or dispute arises between the Purchaser and Sellers’ Representative, concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, the Escrow Agent:

                (a)           shall be under no obligation to act, except under process or order of court or JAMS, or until it has been adequately indemnified and held harmless to its full satisfaction, and shall sustain no liability for its failure to act pending such process, order or indemnification; and

                (b)           may, in its sole and absolute discretion, interplead any portion of Escrow Property it then holds with any court of competent jurisdiction, and name the Purchaser and Sellers’ Representative as parties in such interpleader action.  Upon filing the interpleader action, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover from the Purchaser and Sellers’ Representative its reasonable attorneys’ fees and other costs incurred in commencing and maintaining such action.  In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described elsewhere in this Escrow Agreement.

The Parties other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

                Section 3.06         Authority of Parties.  The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, and/or rights of the Purchaser or Sellers’ Representative, or their agents.  Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority.  The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Escrow Agreement in a representative capacity on behalf of any of the Parties.

                Section 3.07         Other Agreements.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Escrow Agreement, including specifically but not limited to the Purchase Agreement whether or not a copy and/or original of such agreement is held as Escrow Property, and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument or document.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement, instrument or document.  All references in this Escrow Agreement to any other agreement are for the convenience of the Parties other than the Escrow Agent, and the Escrow Agent has no duties or obligations with respect thereto

                Section 3.08  Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

                Section 3.09  Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any order issued by JAMS or a court, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any order by JAMS or a court affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE 4

MISCELLANEOUS

                Section 4.01 Successors and Assigns.   This Escrow Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent shall be filed and accepted by the Escrow Agent.

                Section 4.02  [Reserved]

                Section 4.03 Notices.   All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing and shall be deemed to have been duly given if delivered personally by facsimile transmission immediately followed by a written or verbal confirmation of receipt from the receiving Party(s), by electronic image via electronic mail immediately followed by written or verbal confirmation of receipt from the receiving Party(s), courier delivery service, by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given on the date such notice is deposited in the United States mail.  If any notice is personally delivered, it shall be deemed given upon the date of such delivery.  If any notice is sent by facsimile or by courier delivery service, it shall be deemed given upon the date of such delivery.  If notice is given to a party, it shall be mailed or delivered to the addresses set forth below, provided that notice will be deemed to have been given to the Escrow Agent only on the actual date received.  It shall be the responsibility of the Purchaser and Sellers’ Representative to notify the Escrow Agent and the other Parties in writing of any name or address changes.

If to the Sellers’ Representative:

Monte Zarlingo, M.D.

700 West 7th Avenue, Unit 808

Spokane, WA  99204

Telecopy: (415) 366-1930

with a courtesy copy to:

Krendl Krendl Sachnoff & Way, P.C.

370 17th Street, Suite 5350

Denver, Colorado  80202

Attn:  Sherri D. Way, Esq.

Phone:  303.629.2600

Fax:  303.629.2606

Email:  sdw@krendl.com

If to the Purchaser:

Virtual Radiologic Corporation

5995 Opus Parkway, Suite 200

Minnetonka, MN  55343

Telecopy:  (952) 938-1662

Attention:  Sean Casey, M.D., Chief Executive Officer

                 George H. Frisch, Secretary and General Counsel

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY  10022

Telecopy:  (212) 735-8708

Attention:  David A. Scherl, Esq.

                  Jack Levy, Esq.

If to the Escrow Agent:

Wells Fargo Bank, National Association

Corporate Trust & Escrow Services

Attn: Bruce F. Lewis

1700 Broadway, 10th floor

MAC C7300-107

Denver, CO 80203-4500

Phone:  303-863-4944

Fax: 303-863-5645

Email: bruce.f.lewis@wellsfargo.com

                Section 4.04         Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                Section 4.05         Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the Parties related to the escrow of the Escrow Property.

                Section 4.06         Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Purchaser and Sellers’ Representative, and the Escrow Agent.

                Section 4.07         Waivers.  The failure on any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

                Section 4.08         Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

                Section 4.09         Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

                Section 4.10  Business Days.  As used in this Escrow Agreement, the term “Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Colorado or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.  Any actions, including disbursements by the Escrow Agent, that are scheduled for or fall on a day that is not a Business Day shall be made on the next succeeding day that is a Business Day.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SELLERS’ REPRESENTATIVE

Monte Zarlingo, M.D.

PURCHASER

VIRTUAL RADIOLOGIC CORPORATION

By:
Name:
Title:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Direction to use Wells Fargo Advantage Funds for Cash Balances for the following account(s):

Account Name:

Account Number(s):

You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the Account in the following money market portfolio of Wells Fargo Advantage Funds (the “Fund”) or another permitted investment described below of my choice (Check One):

☐ Wells Fargo Advantage Funds, Government Money Market Fund

☐ Wells Fargo Advantage Funds, Cash Investment Money Market Fund

☐ Wells Fargo Advantage Funds, Prime Investment Money Market Fund

☐ Wells Fargo Advantage Funds, Treasury Plus Money Market Fund

I acknowledge that I have received, at my request, and reviewed the Fund’s prospectus and have determined that the Fund is an appropriate investment for the Account.  Each Fund’s prospectus can be downloaded from the Wells Fargo website at http://www.wellsfargo.com/funds/fmg_fund/fund_type/fundtype.jhtml?fundType=MoneyMarket&tab=literature

I understand from reading the Fund’s prospectus that Wells Fargo Funds Management, LLC, (“Wells Fargo Bank”), a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and other administrative services for the Wells Fargo Advantage Funds.  Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds.  Boston Financial Data Services serves as transfer agent for the Funds.  The Funds are distributed by Stephens Inc., Member NYSE/SIPC.  Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc.  I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund’s prospectus.

I understand that you will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.

I understand that investments in the Fund are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or its affiliates and are not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I understand that if I choose to communicate this investment direction solely via facsimile, then the investment direction will be understood to be enforceable and binding.

Signature

Date

EXHIBIT B

CERTIFICATE AS TO AUTHORIZED SIGNATURES

      Account Name:

      Account Number:

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Virtual Radiologic Corporation and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Virtual Radiologic Corporation.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT C

FEES OF ESCROW AGENT

WELLS FARGO BANK,  N.A.

Schedule of Fees for Services as

Escrow Agent

DIAGNA RADIOLOGY, LLC/VIRTUAL RADIOLOGIC CORPORATION ESCROW

ACCEPTANCE FEE:		$500.00

A one-time charge covering review and negotiation of documents with various parties to the agreement(s) and account(s) set up. Payable upon execution of final agreement. Assumes normal Agent duties under the final agreement. Our acceptance of the appointment of Escrow Agent is subject to the terms of the final agreement and our duties and responsibilities therein.

ADMINISTRATION FEE:		$2,500.00

Compensates Wells Fargo Bank for normal agent administrative duties including daily routine account management, monitoring of claim notices; disbursement of funds in accordance with the agreement; delivery of trust statements. Payable at closing and annually thereafter on each anniversary of execution of the agreement; not prorated in the case of early termination.

TRANSACTION FEES (if applicable — waived if funds invested in Wells Fargo Advantage
Funds or MMDA):
Open Market Investment Trades (each):	$25.00
Disbursement in excess of one per month (each):	$25.00
Tax Reporting, if required (each):	$25.00

Out-of-Pocket Expense:	AT COST

Wells Fargo Bank reserves the right to bill at cost for out-of-pocket expenses such as express mail, wire charges or additional postage, if deemed excessive. Fees for extraordinary service, such as amendments to the documents or default administration, will be billed at our then-current rate.  Fees are subject to periodic review and adjustment

NOTE:   The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by Wells Fargo Bank in accordance with industry standards.  Should the actual transaction materially differ from the assumptions used herein, Wells Fargo Bank reserves the right to modify this proposal.  This fee schedule is specifically based on the assumption that all funds are invested in the Wells Fargo Advantage Funds (Service Class) or Money Market Demand Account; if invested otherwise, we reserve the right to adjust this fee. Acceptance of the appointment as Escrow Agent is subject to the receipt of requested Due Diligence information on each of the signing parties to the agreement as required by the USA Patriot Act.  All funds will be received from or distributed to a domestic or an approved foreign entity.  If the account does not open within three (3) months of the date shown below, this fee proposal will be deemed to be null and void.

EXHIBIT D

SELLERS’ APPLICABLE PERCENTAGE

Seller	Applicable Percentage
Monte Zarlingo, M.D.	86.48%
Jon Schadow	8.19%
Steve Sipprell	5.33%
Total	100.00%